Exhibit 99.1

PRO FORMA VALUATION REPORT

MEETINGHOUSE BANCORP, INC.
Dorchester, Massachusetts

PROPOSED HOLDING COMPANY FOR:
MEETINGHOUSE BANK
Dorchester, Massachusetts

Dated As Of:
February 17, 2012

Prepared By:

RP® Financial, LC.
1100 North Glebe Road
Suite 600
Arlington, Virginia  22201

February 17, 2012

Board of Directors

Meetinghouse Bank

2250 Dorchester Avenue

Dorchester, Massachusetts  02124

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and reissued by the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof.  Such Valuation Guidelines are relied upon by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Commissioner of Banks (the “Commissioner”) in the absence of separate written valuation guidelines.

Description of Plan of Conversion

The Board of Directors of Meetinghouse Bank, Dorchester, Massachusetts (““Meetinghouse Bank” or the “Bank”) adopted the plan of conversion on January 17, 2012, incorporated herein by reference.  Pursuant to the plan of conversion, the Bank will convert from a Massachusetts mutual cooperative bank to a Massachusetts stock cooperative bank and become a wholly-owned subsidiary of Meetinghouse Bancorp, Inc. (“Meetinghouse Bancorp” or the “Company”), a newly formed Maryland corporation.  Meetinghouse Bancorp will offer 100% of its common stock to qualifying depositors of the Bank in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Employee Benefit Plans including Meetinghouse Bank’s employee stock ownership plan (the “ESOP”) and Employees, Officers and Directors, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or an underwritten public offering.  Going forward, Meetinghouse Bancorp will own 100% of the Bank’s stock, and the Bank will initially be Meetinghouse Bancorp’s sole subsidiary.  A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

February 17, 2012

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company.  In the future, Meetinghouse Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction.  We believe that we are independent of the Bank and the other parties engaged by Meetinghouse Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Bank and the Company, including the prospectus as filed with the FRB, the FDIC, the Commissioner and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of the Bank that has included a review of audited financial information for the fiscal years ended September 30, 2007 through September 30, 2011 and a review of various unaudited information and internal financial reports through December 31, 2011.  We have also conducted due diligence related discussions with Meetinghouse Bank’s management; Shatswell, MacLeod & Company, P.C., Meetinghouse Bank’s independent auditor; Kilpatrick Townsend & Stockton LLP, Meetinghouse Bank’s conversion counsel; and Keefe, Bruyette & Woods, Inc., Meetinghouse Bank’s financial and marketing advisor in connection with the stock offering.  All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Meetinghouse Bank operates and have assessed the Bank’s relative strengths and weaknesses.  We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Meetinghouse Bank and the industry as a whole to the extent we were aware of such matters.  We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of Meetinghouse Bank.  We have reviewed the economy and demographic characteristics of the primary market area in which the

Boards of Directors

February 17, 2012

Bank currently operates.  We have compared Meetinghouse Bank’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies.  We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on Meetinghouse Bank’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by the Company, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of Meetinghouse Bank.  The valuation considers Meetinghouse Bank only as a going concern and should not be considered as an indication of the Bank’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and for all thrifts and their holding companies.  Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone.  It is our understanding that Meetinghouse Bank intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution.  To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of February 17, 2012, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $5,000,000 at the midpoint, equal to 500,000 shares offered at a per share value of $10.00.  Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $4,250,000 and a maximum value of $5,750,000.  Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 425,000 at the minimum and 575,000 at the maximum.  In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $6,612,500 without a resolicitation.  Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 661,250.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such

Boards of Directors

February 17, 2012

valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.  The appraisal reflects only a valuation range as of this date for the pro forma market value of Meetinghouse Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial, in accordance with applicable regulatory guidelines, was based on the financial condition and operations of Meetinghouse Bank as of December 31, 2011, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of Meetinghouse Bank, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to:  various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market in general, the market for thrift stocks and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS
MEETINGHOUSE BANCORP, INC.
MEETINGHOUSE BANK
Dorchester, Massachusetts

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.4
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Asset Quality		I.14
Funding Composition and Strategy		I.15
Subsidiary Activity		I.16
Legal Proceedings		I.16

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.5
Regional Economy		II.7
Unemployment Trends		II.8
Market Area Deposit Characteristics and Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.8
Loan Composition		III.12
Interest Rate Risk		III.12
Credit Risk		III.15
Summary		III.15

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

MEETINGHOUSE BANCORP, INC.
MEETINGHOUSE BANK
Dorchester, Massachusetts

(continued)

PAGE
DESCRIPTION			NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.3
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.6
4.	Primary Market Area		IV.6
5.	Dividends		IV.8
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.9
	A.	The Public Market	IV.9
	B.	The New Issue Market	IV.14
	C.	The Acquisition Market	IV.17
8.	Management		IV.17
9.	Effect of Government Regulation and Regulatory Reform		IV.18
Summary of Adjustments			IV.18
Valuation Approaches:			IV.18
1.	Price-to-Earnings (“P/E”)		IV.20
2.	Price-to-Book (“P/B”)		IV.20
3.	Price-to-Assets (“P/A”)		IV.22
Comparison to Recent Offerings			IV.22
Valuation Conclusion			IV.23

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES
MEETINGHOUSE BANCORP, INC.
MEETINGHOUSE BANK
Dorchester, Massachusetts

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.7
2.3	Largest Employers in Boston MSA	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors	II.10

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.16

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.15
4.3	Market Pricing Comparatives	IV.16
4.4	Public Market Pricing	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Meetinghouse Bank (“Meetinghouse Bank” or the “Bank”), chartered in 1914, is a Massachusetts chartered mutual cooperative bank located in the community of Dorchester in Boston, Massachusetts.    The Bank serves the Boston metropolitan area through an operations office and one full service branch office, which are both located in Dorchester.  Dorchester is located in Suffolk County.  .A map of the Bank’s branch office location is provided in Exhibit I-1.  The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”) and by the Share Insurance Fund of the Co-Operative Central Bank for amounts in excess of the FDIC insurance limits.  At December 31, 2011, the Bank had $68.7 million in assets, $63.2 million in deposits and total equity of $5.2 million, equal to 7.6% of total assets.  The Bank’s audited financial statements are incorporated by reference as Exhibit I-2.

Plan of Conversion

On January 17, 2012, the Board of Directors of the Bank adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from a Massachusetts mutual cooperative bank to a Massachusetts stock cooperative bank and become a wholly-owned subsidiary of Meetinghouse Bancorp, Inc. (“Meetinghouse Bancorp” or the “Company”), a newly formed Maryland corporation.  Meetinghouse Bancorp will offer 100% of its common stock to qualifying depositors of Meetinghouse Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or an underwritten public offering.  Going forward, Meetinghouse Bancorp will own 100% of the Bank’s stock and the Bank will initially be Meetinghouse Bancorp’s sole subsidiary.  A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, extending a loan to the newly-formed employee stock ownership plan (the “ESOP”) and reinvestment of the proceeds that are retained by the Company.  In the future,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

Meetinghouse Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

Meetinghouse Bank maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base.  Meetinghouse Bank’s operating strategy has been fairly reflective of a traditional thrift operating strategy, in which lending has emphasized originations of 1-4 family residential mortgage loans and funding has been largely generated through retail deposits.  In recent years, mortgage banking has become a more significant part of the Bank’s operations, as historically low interest rates have increased demand for 1-4 family fixed rate mortgage loans which the Bank generally sells into the secondary market.

Recent trends in the Bank’s balance sheet show asset growth has consisted primarily of liquidity funded by deposit growth, which also funded the payoff of borrowings.  Loan growth has been limited by the Bank’s general philosophy of selling originations of fixed rate 1-4 family loans and the accelerated pay down of 1-4 family loans held for investment as borrowers have been refinancing into lower rate mortgages.  Lending diversification by the Bank has generally emphasized commercial real estate loans.

Investments serve as a supplement to the Bank’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy.  As of December 31, 2011, the Bank’s holdings of investment securities consisted substantially of mortgage-backed securities.  The largest source of asset growth in recent years has been cash and cash equivalents, as proceeds from the sale of loans and deposit growth have been largely maintained in cash and cash equivalents for purposes of strengthening the Bank’s liquidity and management of interest rate risk in the prevailing low interest rate environment.  With the build-up of liquidity in the current interest rate environment, the Bank is also positioned to redeploy excess liquidity to fund loan growth as yields become more attractive and demand for loans other than fixed rate 1-4 family permanent mortgage loans increases.

The Bank’s lending and investment strategies have generally supported management of credit risk exposure, as evidenced by favorable credit quality measures for non-performing

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

assets.  Meetinghouse Bank is not a subprime lender and does not hold any investments in high risk collateralized debt obligations (“CDOs”).

Deposits have consistently served as the primary interest-bearing funding source for the Bank and have funded the Bank’s asset growth as well as the payoff of borrowings in recent years.  Certificates of deposit (“CDs”) constitute the largest portion of the Bank’s deposit base.  The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk.  Borrowings utilized the Bank have generally been limited to FHLB advances.

Meetinghouse Bank’s’ earnings base is largely dependent upon net interest income and operating expense levels.  In recent years, the Bank’s net interest margin has benefitted from the decline in short-term interest rates and resulting steeper yield curve.  In particular, the Bank’s funding costs have decreased more rapidly relative to yields earned on less rate sensitive interest-earning assets.  However, since fiscal 2010, the Bank’s ratio of net interest income to average assets has decreased slightly, which can in part be attributed to increased levels of very low yielding liquidity maintained on the balance sheet.  The Bank has also started to experience interest rate spread compression from funding costs no longer declining as much as yields earned on less rate sensitive interest-earning assets such as loans and mortgage-backed securities.  Operating expenses have generally been maintained at relatively high levels reflecting the impact of certain inherent fixed costs on a relatively small asset base, as well as the higher cost associated with operating in a large metropolitan area.  The growing significance of mortgage banking activities on the Bank’s operations, which is substantially an off-balance sheet activity, has largely accounted for the higher operating expenses recorded in recent years.  Likewise, gains on the sale of loans to the secondary market have been a growing source of non-interest revenues for the Bank.  Other sources of non-interest revenues have been a fairly stable contributor to earnings, consisting largely of customer service fees.

The post-offering business plan of the Bank is expected to remain consistent with current strategic objectives.  Specifically, Meetinghouse Bank will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded primarily by retail deposits.  Growth strategies will continue to be implemented within the context of managing the Bank’s exposure to credit risk and interest rate risk.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

The Bank’s Board of Directors has elected to complete a public stock offering to improve the competitive position of Meetinghouse Bank.  The capital realized from the stock offering will increase the Bank’s operating flexibility and allow for implementation of desired growth strategies.  The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank’s future funding needs, which may facilitate a reduction in Meetinghouse Bank’s funding costs.  Additionally, Meetinghouse Bank’s higher equity-to-assets ratio will also better position the Bank to pursue expansion opportunities.  Such expansion would most likely occur through the establishment or acquisition of additional banking offices.  At this time, the Bank has no specific plans for expansion, but will continue to evaluate branch expansion as such opportunities arise.  The projected uses of proceeds are highlighted below.

•                  Meetinghouse Bancorp, Inc.  The Company is expected to retain up to 50% of the net offering proceeds.  At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank.  Over time, the funds may be utilized for various corporate purposes, possibly including infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•                  Meetinghouse Bank.  Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Meetinghouse Bank’s operations.

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data from fiscal year end September 30, 2007 through December 31, 2011.  From fiscal year end 2007 through December 31, 2011, Meetinghouse Bank’s assets increased at an 8.1% annual rate.  Asset growth was primarily in the form of cash and cash equivalents, particularly in recent years.  Following fiscal year 2008, the balance of loans receivable was relatively stable for the remainder of the period covered in Table 1.1.  Asset growth was largely funded by deposit growth, as the Bank’s utilization of borrowings has trended lower since fiscal year end 2008.  A

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Table 1.1

Meetinghouse Bank

Historical Balance Sheet Data

													9/30/07-
													12/31/11
	At Fiscal Year Ended September 30,										At December 31,		Annual.
	2007		2008		2009		2010		2011		2011		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$49,417	100.00%	$56,769	100.00%	$62,081	100.00%	$64,354	100.00%	$66,203	100.00%	$68,663	100.00%	8.05%
Cash and cash equivalents	4,489	9.08%	4,859	8.56%	8,868	14.28%	3,607	5.60%	8,513	12.86%	12,988	18.92%	28.40%
Investment securities/CDs	4,498	9.10%	7,243	12.76%	8,506	13.70%	7,807	12.13%	7,757	11.72%	7,259	10.57%	11.92%
Loans held-for-sale	-	0.00%	-	0.00%	-	0.00%	6,919	10.75%	4,426	6.69%	3,436	5.00%	NM
Loans receivable, net	37,918	76.73%	42,158	74.26%	42,305	68.14%	43,555	67.68%	42,376	64.01%	41,835	60.93%	2.34%
FHLB stock/Co-op Central Bank deposit	924	1.87%	954	1.68%	954	1.54%	954	1.48%	954	1.44%	954	1.39%	0.75%
		-
Deposits	$39,952	80.85%	$44,665	78.68%	$54,956	88.52%	$57,943	90.04%	$60,753	91.77%	$63,232	92.09%	11.41%
Borrowings	5,097	10.31%	7,499	13.21%	2,468	3.98%	1,302	2.02%	-	0.00%	-	0.00%	-100.00%

Equity	$4,211	8.52%	$4,409	7.77%	$4,475	7.21%	$4,873	7.57%	$5,165	7.80%	$5,233	7.62%	5.25%

Loans/Deposits		94.91%		94.39%		76.98%		75.17%		69.75%		66.16%

Full Service Banking Offices Open	1		1		1		1		1		1

(1)  Ratios are as a percent of ending assets.

Sources:  Meetinghouse Bank’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

summary of Meetinghouse Bank’s key operating ratios from fiscal year end 2007 through December 31, 2011 is presented in Exhibit I-3.

Meetinghouse Bank’s loans receivable portfolio increased at a 2.3% annual rate from fiscal year end 2007 through December 31, 2011, with the substantial portion of the growth occurring during fiscal 2007.  The Bank’s lower loan growth rate compared to its asset growth rate provided for a decrease in the loans-to-assets ratio from 76.7% at year end 2007 to 60.9% at December 31, 2011.  Loans held for sale at December 31, 2011 amounted to $3.4 million or 5.0% of assets at December 31, 2011.  Meetinghouse Bank’s historical emphasis on residential mortgage lending is reflected in its loan portfolio composition, as 65.1% of total loans receivable consisted of 1-4 family residential mortgage loans at December 31, 2011.

Trends in the Bank’s loan portfolio composition over the past two and one-quarter fiscal years show that the concentration of 1-4 family residential mortgage loans comprising total loans has been relatively stable, as 1-4 family residential mortgage loans comprised 66.9% of total loans receivable at September 30, 2010.  Over the past two and one-quarter fiscal years, commercial real estate/multi-family  loans have constituted the primary area of loan portfolio diversification for the Bank.  Commercial real estate/multi-family loans comprised 17.6% of total loans receivable both at December 31, 2011 and at September 30, 2010.  Other areas of lending diversification for the Bank includes construction, commercial business and consumer loans, with each of those loan types comprising 3.0% or less of total loans receivable over the past two and one-quarter fiscal years.

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Meetinghouse Bank’s overall credit and interest rate risk objectives.  It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities.  Since fiscal year end 2007, the Bank’s level of cash and investment securities (inclusive of FHLB stock and Cooperative Central Bank deposit) ranged from a low of 19.2% of assets at fiscal year end 2010 to a high of 30.9% of assets at December 31, 2011.  The increase in cash and investments since fiscal year end 2010 consisted of cash and cash equivalents, which was partially offset by a decrease in investments.  At December 31, 2011, cash and cash equivalents totaled $13.0 million or 18.9% of assets and investment securities/interest-bearing time deposits totaled $7.3 million or 10.6% of assets.  Except for $305,000 of corporate debt, the investment securities portfolio consisted entirely of mortgage-backed securities totaling $5.3 million at December 31,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

2011.  Interest-bearing time deposits held in other banks totaled $1.6 million at December 31, 2011.  The Bank also held FHLB stock and a Cooperative Central Bank deposit, with respective balances of $527,000 and $427,000 of at December 31, 2011.  All investment securities are maintained as available for sale and, as of December 31, 2011, the investment securities portfolio reflected a net unrealized gain of $228,000.  Exhibit I-4 provides historical detail of the Bank’s investment securities portfolio.

Over the past five and one-quarter fiscal years, Meetinghouse Bank’s funding needs have been largely addressed through deposits and internal cash flows, with supplemental funding provided by borrowings and retained earnings.  From fiscal year end 2007 through December 31, 2011, the Bank’s deposits increased at an annual rate of 11.4%.  Positive deposit growth was sustained throughout the period covered in Table 1.1, with the most significant deposit growth occurring in fiscal 2009.  Deposits as a percent of assets ranged from a low of 78.7% at fiscal year end 2008 to a high of 92.1% at December 31, 2011.  Certificates of deposit (“CDs”) account for the largest concentration of the Bank’s deposits and comprised 56.0% of deposits at December 31, 2011.  Transaction and savings account deposits comprised 44.0% of deposits at December 31, 2011, with non interest-bearing demand deposits comprising the largest portion of the Bank’s core deposits.

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk.  The Bank’s utilization of borrowings reached a peak balance of $7.5 million or 13.2% of assets at fiscal year end 2008.  Since fiscal year end 2008, borrowings trended lower to a zero balance during fiscal 2011.  The Bank’s utilization of borrowings has generally been limited to FHLB advances.

The Bank’s equity increased at a 5.3% annual rate from fiscal year end 2007 through December 31, 2011, which was largely related to retention of earnings.  All of the Bank’s capital is tangible capital and Meetinghouse Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2011.  The addition of stock proceeds will serve to strengthen the Bank’s capital position, as well as support growth opportunities.  At the same time, Meetinghouse Bank’s ROE will initially be depressed following its stock conversion as the Bank’s pro forma capital position will be significantly higher following the infusion of net stock proceeds into capital.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five fiscal years and for the twelve months ended December 31, 2011.  The Bank’s reported earnings ranged from a net loss of $31,000 or negative 0.06% of average assets during fiscal 2007 to net income of $316,000 or 0.51% of average assets during fiscal 2010.  For the twelve months ended December 31, 2011, the Bank reported earnings of $214,000 or 0.33% of average assets.  Net interest income and operating expenses represent the primary components of the Bank’s earnings.  Other revenues for the Bank are largely derived from customer service fees and gains on the sale of loans to the secondary market, which have been growing sources of revenues in recent years.  Favorable credit quality measures, as implied by low balances of non-performing assets, have served to limit the impact of loan loss provisions on the Bank’s earnings over the past five and one-quarter fiscal years.

During the period covered in Table 1.1, the Bank’s net interest income to average assets ratio ranged from a low of 2.57% during fiscal 2009 to a high of 3.26% during fiscal 2010.  For the twelve months ended December 31, 2011, the Bank’s net interest income to average assets ratio equaled 3.15%.  The comparatively higher net interest income ratios maintained during the past two fiscal years and most recent twelve month period were facilitated by  wider yield-cost spreads, as the decline in short-term interest rates and resulting steeper yield curve has provided for a more significant decline in the Bank’s funding costs relative to less rate sensitive interest-earning asset yields.  The decrease in the net interest income ratio since fiscal 2010 reflects the increase in the Bank’s liquidity position during a period when short-term interest rates have declined sharply.  Overall, the Bank’s interest rate spread increased from 2.40% during fiscal 2009 to a peak ratio of 3.33% during fiscal 2011 and equaled 3.27% during the three months ended December 31, 2011.  The Bank’s net interest rate spreads and yields and costs for the past three and one-quarter fiscal years are set forth in Exhibits I-3 and I-5.

Operating expenses represent the other major component of the Bank’s earnings, ranging from a low of 3.33% of average assets during fiscal 2010 to a high of 3.85% of average assets during fiscal 2011.  For the twelve months ended December 31, 2011, operating expenses as a percent of average assets decreased to 3.80%.  In general, the Bank has maintained a relatively high level of operating expenses, which can in part be attributed to certain inherent fixed costs Meetinghouse incurs as a regulated financial institution that are

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Table 1.2 Meetinghouse Bank Historical Income Statements

	For the Fiscal Year Ended September 30,										For the 12 months
	2007		2008		2009		2010		2011		Ended 12/31/11
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$2,749	5.60%	$2,944	5.54%	$2,949	4.96%	$2,916	4.70%	$2,738	4.28%	$2,691	4.15%
Interest expense	(1,407)	-2.87%	(1,533)	-2.89%	(1,419)	-2.39%	(892)	-1.44%	(660)	-1.03%	(640)	-0.99%
Net interest income	$1,342	2.73%	$1,411	2.66%	$1,530	2.57%	$2,024	3.26%	$2,078	3.24%	$2,051	3.15%
Provision for loan losses	30	0.06%	57	0.11%	12	0.02%	(18)	-0.03%	11	0.02%	(16)	-0.02%
Net interest income after provisions	$1,372	2.79%	$1,468	2.76%	$1,542	2.59%	$2,006	3.23%	$2,089	3.26%	$2,035	3.14%

Other operating income	$276	0.56%	$288	0.54%	$288	0.48%	$328	0.53%	$340	0.53%	$341	0.53%
Operating expense	(1,838)	-3.74%	(1,847)	-3.48%	(2,041)	-3.43%	(2,065)	-3.33%	(2,464)	-3.85%	(2,467)	-3.80%
Net operating income	($190)	-0.39%	($91)	-0.17%	($211)	-0.36%	$269	0.43%	($35)	-0.05%	($91)	-0.14%

Gains and Losses
Gain(loss) on sale of loans	$148	0.30%	$211	0.40%	$290	0.49%	$255	0.41%	$525	0.82%	$449	0.69%
Gain(loss) on sale of OREO	0	0.00%	0	0.00%	4	0.01%	0	0.00%	0	0.00%	0	0.00%
Net non-operating income	$148	0.30%	$211	0.40%	$294	0.49%	$255	0.41%	$525	0.82%	$449	0.69%

Net income before tax	($42)	-0.09%	$120	0.23%	$83	0.14%	$524	0.84%	$490	0.77%	$358	0.55%
Income tax provision	11	0.02%	(47)	-0.09%	(30)	-0.05%	(208)	-0.33%	(197)	-0.31%	(144)	-0.22%
Net income (loss)	($31)	-0.06%	$73	0.14%	$53	0.09%	$316	0.51%	$293	0.46%	$214	0.33%

Adjusted Earnings
Net income	($31)	-0.06%	$73	0.14%	$53	0.09%	$316	0.51%	$293	0.46%	$214	0.33%
Add(Deduct): Non-recurring gains	0	0.00%	0	0.00%	(4)	-0.01%	0	0.00%	0	0.00%	0	0.00%
Tax effect (2)	0	0.00%	0	0.00%	2	0.00%	0	0.00%	0	0.00%	0	0.00%
Adjusted earnings	($31)	-0.06%	$73	0.14%	$51	0.09%	$316	0.51%	$293	0.46%	$214	0.33%

Expense Coverage Ratio (3)	0.73	x	0.76	x	0.75	x	0.98	x	0.84	x	0.83	x
Efficiency Ratio (4)	104.18%		96.70%		96.82%		79.29%		101.90%		86.96%

(1)  Ratios are as a percent of average assets.

(2)  Assumes a 40.0% effective tax rate.

(3)  Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)  Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other operating income and gains on the sale of loans.

Sources:  Meetinghouse Bank’s prospectus, audited & unaudited financial statements and RP Financial calculations.

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spread over a relatively small asset base.  The higher cost of conducting business in a large metropolitan area such as Boston would also tend to place upward pressure on the Bank’s operating expense ratio.  In recent years, the upward trend in the Bank’s operating expense ratio also reflects an increase in operating expenses resulting from the more significant influence that mortgage banking has had on the Bank’s overall operations, which produces additional operating expenses but is largely an off-balance sheet activity in terms of asset generation.  Further upward pressure will be placed on the Bank’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans.  At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Non-interest operating income has been a growing source of income for the Bank, with customer service fees on deposit accounts constituting the primary source of non-interest operating income for the Bank.  It is noteworthy that one business customer relationship, who owns and operates check cashing stores, accounts for more than half of the Bank’s customer service fees.  Throughout the period shown in Table 1.2, sources of non-interest operating income ranged from a low of 0.48% of average assets during fiscal 2009 to a high of 0.56% of average assets during fiscal 2007.  For the twelve months ended December 31, 2011, non-interest operating income equaled 0.53% of average assets.  Gains and losses have generally been limited to mortgage banking loan sale gains, which have been a growing source of revenue due to increased lending volumes of 1-4 family fixed rate loans that are sold into the secondary market.  Gains on the sale of loans ranged from a low of 0.30% of average assets during fiscal 2007 to a high of 0.82% of average assets during fiscal 2011.  For the twelve months ended December 31, 2011, gains on the sale of loans equaled 0.69% of average assets.

Overall, the Bank’s net interest income and operating expense ratios over the past five and one-quarter years reflect a peak in core earnings during fiscal 2010, as indicated by the Bank’s expense coverage ratio (net interest income divided by operating expenses).  Meetinghouse Bank’s expense coverage ratio equaled 0.98 times during fiscal 2010, versus a comparable ratio of 0.83 times during the twelve months ended December 31, 2011.  The decrease in the expense coverage ratio was primarily attributable to an increase in the operating expense ratio and, to a lesser extent, a decrease in the net interest income ratio.  Similarly, Meetinghouse Bank’s most favorable efficiency ratio (operating expenses, net of

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amortization of intangibles, as a percent of the sum of net interest income plus other operating income and recurring loan sale gains) over the past five and one-quarter years was recorded during fiscal 2010.  Meetinghouse Bank’s efficiency ratio equaled 79.29% during fiscal 2010, versus a comparable ratio of 86.96% during the twelve months ended December 31, 2011.  The increase in the Bank’s efficiency ratio was due to a lower net income ratio and a higher operating expense ratio, which were partially offset by a higher ratio for gains on the sale of loans.

During the period covered in Table 1.2, maintenance of generally favorable credit quality measures served to limit the impact of loan loss provisions on the Bank’s earnings.  Loan loss provisions and recoveries ranged from a recovery of 0.11% of average assets in fiscal 2008 to loan loss provisions of 0.03% of average assets during fiscal 2010.  For the twelve months ended December 31, 2011, the Bank established loan loss provisions of $16,000 or 0.02% of average assets.  As of December 31, 2011, the Bank maintained loan loss allowances of $330,000, equal to 0.79% of net loans receivable and 1,320.0% of non-performing loans.  Exhibit I-6 sets forth the Bank’s loan loss allowance activity from over the past three and one-quarter fiscal years.

The Bank’s effective tax rate ranged from a low of 26.19% during fiscal 2007 to a high of 40.22% during the twelve months ended December 31, 2011.  As set forth in the prospectus, the Bank’s marginal effective tax rate is 40.0%.

Interest Rate Risk Management

The Bank’s current balance sheet is asset-sensitive in the short-term (less than one year) and, thus, the net interest margin would tend to be less adversely affected during periods of rising and higher interest rates compared to when short-term interest rates decline.  The Bank’s interest rate risk analysis as of December 31, 2011 indicates that in the event of a 200 basis point increase in interest rates, net interest income would increase by 9.57% over one year.  Comparatively, in the event of a 100 basis point decrease in interest rates, net interest income would decrease by 14.71% over one year (see Exhibit I-7).

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities.  The Bank manages interest rate risk from the asset side of the balance sheet through emphasizing originations of adjustable rate 1-4 family loans for investment, selling most

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originations of fixed rate 1-4 family loans, building up liquidity in the prevailing low interest rate environment and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans, adjustable rate loans or balloon loans.  As of December 31, 2011, of the Bank’s total loans due after December 31, 2012, ARM loans comprised 81.0% of those loans (see Exhibit I-8).  On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts and offering attractive rates on certain longer term CDs in the prevailing low interest rate environment.  Transaction and savings account deposits comprised 44.0% of the Bank’s total deposits during at December 31, 2011.

The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Meetinghouse Bank’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Bank’s loan portfolio.  Beyond 1-4 family permanent mortgage loans, lending diversification by the Bank has emphasized commercial real estate loans followed by home equity loans and lines of credit.  Other areas of lending diversification for the Bank include multi-family real estate loans, construction loans, consumer loans and commercial business loans.  Going forward, the Bank’s lending strategy is to remain primarily a 1-4 family permanent mortgage lender, with areas of lending diversification emphasizing commercial real estate loans, home equity loans and lines of credit and commercial business loans.  Growth of the 1-4 family loan portfolio will continue to be constrained by the sale of most fixed rate originations.  Exhibit I-9 provides historical detail of Meetinghouse Bank’s loan portfolio composition from fiscal year end 2010 through December 31, 2011 and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of December 31, 2011.

Meetinghouse Bank offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans.  Loans are underwritten to secondary market guidelines, as the Bank’s current philosophy has been to sell most originations of fixed rate loans.  Loans are generally sold on a

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servicing released basis.  ARM loans offered by the Bank have initial repricing terms of three or five years and then reprice annually for the balance of the loan term.  ARM loans are indexed to the 1-year LIBOR.  Fixed rate loans are offered for terms of 15 and 30 years.  As of December 31, 2011, the Bank’s loans receivable balance of 1-4 residential mortgage loans equaled $27.4 million or 65.1% of total loans outstanding.  At December 31, 2011, $7.7 million or 28.1% of the Bank’s 1-4 family residential mortgage loans were secured by non-owner occupied properties.  The Bank also maintained $3.4 million of 1-4 family loans held for sale at December 31, 2011.

The Bank’s 1-4 family lending activities include home equity loans and lines of credit.  Home equity loans are originated as fixed rate loans with amortization terms of up to 15 years.  Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to 15 years, with up to a five year draw period followed by a maximum ten year repayment period.  Home equity lines of credit have an initial repricing term of one year and then convert to monthly floating rate loans for the balance of the loan term.  The Bank will originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 80.0%, inclusive of other liens on the property.  As of December 31, 2011, the Bank’s outstanding balance of home equity loans and lines of credit totaled $4.7 million or 11.2% of total loans outstanding.

Construction loans originated by the Bank generally consist of residential construction loans.  The Bank’s 1-4 family construction lending activities include loans for renovation of residences, as well as for construction of single-family homes. Construction loans for the construction of a residence include loans that convert to permanent loans following the construction period, as well as speculative loans that are extended to experienced builders in the Bank’s market area.  Construction loans are interest only loans during the construction period and are originated up to a LTV ratio of 80.0%.  As of December 31, 2011, Meetinghouse Bank’s outstanding balance of construction loans equaled $1.3 million or 3.0% of total loans receivable.

Commercial real estate and multi-family loans originated by the Bank are collateralized by properties in the Bank’s regional lending area.  Meetinghouse Bank originates commercial real estate and multi-family loans up to a maximum LTV ratio of 80.0% and requires a minimum debt-coverage ratio of 1.30 times.  Commercial real estate/multi-family loans are typically originated as five year adjustable rate loans, with a ten year balloon provision and are amortized for terms ranging from 15 to 30 years.  Commercial real estate/multi-family loans are indexed to

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the prime rate as published in The Wall Street Journal.  Properties securing the commercial real estate loan portfolio include office buildings, restaurants, apartments and retail space.  As of December 31, 2011, the Bank’s outstanding balance of commercial real estate and multi-family loans totaled $7.4 million or 17.6% of total loans receivable.

Meetinghouse Bank’s diversification into non-mortgage loans consists of relatively small balances of consumer loans and commercial business loans.  Beyond home equity loans and lines of credit, the consumer loan portfolio consists primarily of auto loans and other types of installment loans.  As of December 31, 2011, the Bank’s outstanding balance of consumer loans (excluding home equity loans and lines of credit) equaled $476,000 or 1.1% of total loans receivable.

The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area.  Commercial business loans offered by the Bank consist of floating rate lines of credit indexed to the prime rate as reported in The Wall Street Journal and generally have terms of five years or less.  The commercial business loan portfolio consists substantially of loans secured by business assets such as accounts receivable, inventory and equipment.  Expansion of commercial business lending is an area of lending emphasis for the Bank, pursuant to which the Bank is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.  As of December 31, 2011, Meetinghouse Bank’s outstanding balance of commercial business loans equaled $837,000 or 2.0% of total loans outstanding.

Asset Quality

The Bank’s 1-4 family lending emphasis and philosophy of lending in local and familiar markets have supported the maintenance of relatively favorable credit quality measures.  With the onset of the recession in the Bank’s lending markets, the Bank experienced some modest credit quality deterioration in its loan portfolio; although, the Bank’s ratios for non-performing loans and non-performing assets have remained relatively low.  Over the past two and one-quarter fiscal years, Meetinghouse Bank’s balance of non-performing assets ranged from a low of 0.76% of assets at December 31, 2011 to a high of 1.35% of assets at fiscal year end 2010.  As shown in Exhibit I-11, non-performing assets at December 31, 2011 totaled $525,000 and consisted of $25,000 of non-accruing loans and $500,000 of other real estate owned (“OREO”).

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A single unit commercial property accounted for the entire OREO balance at December 31, 2011.

To track the Bank’s asset quality and the adequacy of valuation allowances, Meetinghouse Bank has established detailed asset classification policies and procedures which are consistent with regulatory guidelines.  Classified assets are reviewed monthly by senior management and quarterly by the full Board.  Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets.  As of December 31, 2011, the Bank maintained loan loss allowances of $330,000, equal to 0.79% of net loans receivable and 1,320.00% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Bank’s primary funding source and at December 31, 2011 deposits were the only interest-bearing source of funds held by the Bank.  Exhibit I-12 sets forth the Bank’s deposit composition from fiscal year end 2010 through December 31, 2011.  CDs constitute the largest concentration of the Bank’s deposit composition, with the concentration of CDs comprising total deposits remaining at a fairly stable level over the past two and one-half years.  As of December 31, 2011, the CD portfolio totaled $35.4 million or 56.0% of total deposits, versus comparable measures of $33.0 million and 56.9% of total deposits at year fiscal year end 2010.  CDs with scheduled maturities of one year or less comprised 80.8% of the Bank’s CDs at December 31, 2011.  As of December 31, 2011, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $23.6 million or 66.5% of total CDs.  Jumbo CDs with scheduled maturities of one year or less comprised 54.7% of the Bank’s CDs and 82.3% of the Bank’s jumbo CDs at December 31, 2011.  Exhibit I-13 sets forth the maturity schedule of the Bank’s jumbo CDs as of December 31, 2011.  Historically, the Bank has not utilized brokered CDs as a funding source.

The Bank maintained $27.8 million of savings and transaction account deposits at December 31, 2011, which equaled 44.0% of total deposits.  Comparatively, core deposits equaled $25.0 million or 43.1% of total deposits at fiscal year end 2010.  Since fiscal year end 2010, non interest-bearing demand deposits have been the primary source of the Bank’s core deposit growth.  Non interest-bearing demand deposits also comprised the largest concentration of the Bank’s core deposits, as total non interest-bearing demand deposits of $10.7 million accounted for 38.5% of the Bank’s core deposits at December 31, 2011.

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Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk.  The Bank’s utilization of borrowings has generally been limited to FHLB advances.  As the Bank’s investment in short-term liquid funds has increased significantly since fiscal year end 2010, a portion of the Bank’s excess liquidity was used to fund the payoff of borrowings during fiscal 2011.  Exhibit I-14 provides further detail of the Bank’s borrowings activities during the past two and one-quarter fiscal years.

Subsidiary Activity

Upon completion of the conversion, the Bank will become a wholly owned subsidiary of Meetinghouse Bancorp.  The Bank has one subsidiary, Meetinghouse Securities Corporation, a Massachusetts corporation.  It was originally established in 2002 as a passive investment corporation to hold investments investment securities and take advantage of then favorable state income tax provisions applicable to passive investment corporations.  Changes in law have since eliminated this favorable income tax treatment.  At December 31, 2011, Meetinghouse Securities Corporation had total assets of $5.4 million.

Legal Proceedings

The Bank is not currently party to any pending legal proceedings that the Bank’s management believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Meetinghouse Bank serves the Boston metropolitan area through its sole office facility located in Dorchester, Massachusetts.  Dorchester is in south Boston and part of Suffolk County.  Exhibit II-1 provides information on the Bank’s office property.

With operations in a major metropolitan area, the Bank’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and most of which are larger than the Bank in terms of deposits, loans, scope of operations and number of branches.  These institutions also have greater resources at their disposal than the Bank.  Boston has a highly developed economy comprised of highly skilled workers who are employed in a number of different industry clusters, especially healthcare, finance services and higher education.

Future growth opportunities for Meetinghouse Bank depend on the future growth and stability of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment.  These factors have been briefly examined to help determine the growth potential that exists for the Bank, the relative economic health of the Bank’s market area and the resultant impact on value.

National Economic Factors

In assessing national economic trends over the past few quarters, more evidence of a slowing economy was forthcoming in the July 2011 reports for manufacturing activity and employment.  The pace of manufacturing activity dropped sharply in July, while U.S. employers added 117,000 jobs in July reflecting sluggish economic growth.  The unemployment rate for July ticked down to 9.1%.  Productivity declined at a 0.3% annual rate in the second quarter, as the stalled economy hurt production by U.S. companies.  Comparatively, retail sales for July were up 0.5%, which was better than expected.  Housing data for July continued to reflect a struggling housing market, with July sales for new and existing homes showing a decline from June and housing starts declined as well in July.  Non-defense capital goods orders declined in July, although consumer spending increased in July despite weak income growth.  Economic data for August remained mixed, as activity in the service sector picked up slightly.

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Comparatively, manufacturing activity edged down in August and job growth was flat in August with the unemployment rate remaining unchanged at 9.1%.  New home sales and housing starts were down again in August, but sales of existing homes showed a healthy increase in August.  Almost one-third of the existing home sales for August were either short sales or sales of foreclosed properties.  Durable-goods orders ticked down slightly in August.  Manufacturing activity picked up slightly in September, while activity in the service sector decreased slightly in September.  Employers added 103,000 jobs in September, which along with a rise in retail sales for September help to ease recession fears.  The U.S. unemployment rate for September remained at 9.1%.  Other positive signs that the economy was not falling back into recession included a pick-up in residential construction during September, new home sales were up in September and durable goods orders, excluding transportation, rose in September.  However, sales of existing homes declined in September.  Third quarter GDP increased at a 2.5% annual rate (subsequently revised to 1.8%), which also served to ease recession fears.

Manufacturing and non-manufacturing activity continued to expand in October 2011, but at a slower pace compared to September.  Jobs data for October continued to imply a slow recovery, with 80,000 jobs added and the unemployment rate ticking down to 9.0%.  Economists’ had forecasted a gain of 95,000 jobs for October.  Retail sales and the index of leading economic indicators both increased in October.  Sales of existing homes were also higher in October, but prices continued to decline as a glut of foreclosures kept pressure on home prices.  An increase in manufacturing activity during November and a brighter jobs report for November provided further evidence that the recovery was gaining momentum.  November employment data showed 120,000 jobs were added and the unemployment rate declined to 8.6%.  However, the pace of growth in the service sector was slower in November and November retail sales showed only a modest increase from October.  Housing starts surged 9.3% in November, which was fueled by construction of apartments, townhouses and other multi-family properties.  Increases in November durable-goods orders and single-family home sales also suggested that the economy was improving.  Manufacturing activity expanded at a slightly higher rate in December, as the index which measures manufacturing activity reached a six month high.  The pace of non-manufacturing activity picked up as well in December.  Employers added 200,000 jobs in December, which pushed the December unemployment rate down to 8.5%.  December was the third consecutive month of retail sales showing slower growth and new home construction declined in December.  Declining home prices and attractive mortgage rates supported a gain in existing home sales for December.  Comparatively, sales of

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new homes declined in December and for all of 2011 new home sales were the lowest since the Census Bureau began tracking such sales in 1963.  A more positive economic outlook was indicated by the 3% increase in December durable goods orders and fourth quarter GDP increased at a 2.8% annual rate, the fastest pace since the second quarter of 2010.

Economy data for the first month of 2012 generally reflected an improving economy.  Manufacturing activity increased in January, marking the 30th straight month of increased factory activity.  January non-manufacturing activity showed a healthy increase as well.  Employers added 243,000 jobs in January, which was more than expected, and the unemployment rate for January declined to 8.3%.  The January unemployment rate was the lowest since February 2009.  Retail sales were up slightly in January and industrial production was unchanged in January, with both readings falling short of expectations.  Residential construction was up 1.5% in January, but remained low by historical standards.

In terms of interest rates trends over the past few quarters, a pick-up in manufacturing activity in June helped to push Treasury yields higher in early-July, which was followed by a rally in Treasury bonds amid deepening worries about the euro-zone debt crisis and the slowdown in the U.S. economic recovery.  Treasury yields edged higher in late-July on growing worries about the deficit standoff and the possibility of a U.S. default leading to a downgrade of the U.S.’s triple-A credit rating.  More signs of a slowing economy pushed Treasury yields lower in early-August.  Treasury bonds rallied sharply after the downgrade of the U.S.’s credit rating, as investors poured money into the safety of U.S. Treasury bonds despite yields that approached their lowest levels in history.  Economic data indicating a slower pace of growth provided for a stable interest rate environment through the second half of August.  A disappointing employment report for August and more fallout from Europe’s debt crisis pushed long-term Treasury yields lower in early-September, with the yield on the 10-year Treasury dropping below 2.0%.  Interest rates remained at historic lows for all of September, as the relative safety of U.S. Treasury bonds continued to attract investors amid ongoing concerns of another recession and a Greek debt default.

The yield on the 10-year Treasury remained below 2.0% at the start of the fourth quarter of 2011 and then edged above 2.0% heading into mid-October, as signs of stronger growth eased concerns that the economy was slipping back into a recession.  Long-term Treasury yields stabilized for the balance of October and then edged lower at the beginning of November, as investors continued to be attracted to the safety of U.S. Treasury bonds.  The Federal

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II.4

Reserve concluded its early-November meeting by keeping its target rate near zero, but lowered its jobs forecast for 2012.  Wholesale and consumer prices edged down in October, which served to ease inflation concerns and helped to keep Treasury yields at historic lows with the 10-year Treasury yield hovering around 2.0% into late-November.  A rise in consumer confidence in November and investors moving back into stocks pushed the yield on the 10-year Treasury back above 2.0% at the end of November.  Treasury yields continued to edge higher at the start of December following the better-than-expected jobs report for November.  Disappointing November retail sales and the Federal Reserve’s guarded assessment of the economy helped to push the 10-year Treasury yield under 2.0% in mid-December.  The Federal Reserve concluded its mid-December meeting by keeping its target rate the same and reiterated that short-term rates are likely to stay near zero until mid-2013.  Little change in November wholesale and consumer prices indicated that inflation was slowing down.  Data showing a healthier economy and consumer confidence increasing to a six month high pushed the 10-year Treasury yield back up to 2.0% in late-December.

Long-term Treasury yields remained fairly stable during the first half of January 2012 and then declined on more signs of weaker than expected economic growth and Standard & Poor’s downgrade of France’s debt along with eight other euro-zone countries.  Low inflation reflected in the December wholesale and retail prices, along with the Federal Reserve’s announcement to keep rates low at least through 2014, helped to keep long-term Treasury yields near historic lows through the end of January.  Data that generally showed an improving economy in January, including a better-than-expected jobs report for January, pushed Treasury yields slightly higher in early-February with the yield on the 10-year Treasury edging slightly above 2.0%.  However, investors moved backed into the safety of U.S. Treasury bonds heading into mid-February, reflecting renewed fears of a Greek default and a drop in consumer confidence during February.  Long-term Treasury yields edged higher in mid-February, as investors reacted to news of higher consumer prices in January including an increase in “core” consumer prices.  As of February 17, 2012, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.18% and 2.01%, respectively, versus comparable year ago yields of 0.27% and 3.58%.  Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in February 2012, economic growth is expected to increase slightly in 2012 compared to 2011.  The economist forecasted GDP growth of 2.5% for 2012 compared to 1.6% for 2011.  Most of the economists expect that the unemployment rate will be at 8.0% by the end of 2012 and, on

RP® Financial, LC.	MARKET AREA
II.5

average, 172,000 jobs will be added per month over the next year.  On average, the economists did not expect the Federal Reserve to begin raising its target rate until late 2013 and the 10-year Treasury yield would increase to 2.62% by the end of 2012.  The surveyed economists also forecasted home prices would be substantially unchanged in 2012 and housing starts would remain flat.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Meetinghouse Bank.  Demographic data for Suffolk County, as well as for Massachusetts and the U.S. is provided in Table 2.1. Population and household data indicate that the primary market area served by the Bank is a mix of urban and suburban communities, which has experienced relatively slow demographic growth during the 2000 to 2010 period, a characteristic typical of mature, densely populated markets located throughout the Northeast Corridor.  Population and household growth rates for Suffolk County have been and are projected to remain below the comparable U.S. measures.  Comparatively, Suffolk County’s population and household growth rates were slightly above and matched the comparable Massachusetts growth rates.  Projected population and household growth rates for Suffolk County show the rate of population growth remaining stable and the rate of household growth increasing slightly.  Comparatively, population and household growth rates for the U.S. and Massachusetts are projected to decline slightly over the next five years.  A comparison of age distribution measures reveals that Suffolk County has a relatively young population compared to Massachusetts and the U.S., which can in part be attributed to the relatively large presence of colleges and universities in the Boston metropolitan area.

Income measures show Suffolk County is generally a less affluent part of the Boston metropolitan area, while there are also some relatively affluent communities within the county as well.  Median household and per capita income measures for Suffolk County were well below the Massachusetts income measures, while Suffolk County’s median household income approximated the U.S. measure and per capita income exceeded the U.S. measure.  Over the next five years, Suffolk County is projected to sustain growth in household income that will continue to exceed and approximate the comparable U.S. and Massachusetts growth rates.  Per capita income for Suffolk County is projected to increase at a slightly higher rate over the next five years, which will exceed and match the comparable projected growth rates for the U.S.

RP® Financial, LC.	MARKET AREA
II.6

Table 2.1

Meetinghouse Bank

Summary Demographic/Economic Data

	Year			Growth Rate
	2000	2010	2015	2000-2010	2010-2015
				(%)	(%)
Population(000)
United States	281,422	311,213	323,209	1.0%	0.8%
Massachusetts	6,349	6,556	6,617	0.3%	0.2%
Suffolk County	690	727	745	0.5%	0.5%

Households(000)
United States	105,480	116,761	121,360	1.0%	0.8%
Massachusetts	2,444	2,520	2,546	0.3%	0.2%
Suffolk County	279	287	293	0.3%	0.4%

2010 Age Distribution(%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
United States	20.1%	27.2%	28.0%	15.5%	9.1%
Massachusetts	18.4%	26.8%	29.1%	15.7%	10.0%
Suffolk County	15.7%	37.9%	25.9%	12.5%	8.0%

Median Household Income($)
United States	$42,164	$54,442	$61,189	2.6%	2.4%
Massachusetts	50,539	67,515	78,847	2.9%	3.2%
Suffolk County	39,370	53,257	61,900	3.1%	3.1%

Per Capita Income($)
United States	$21,587	$26,739	$30,241	2.2%	2.5%
Massachusetts	25,952	34,458	40,240	2.9%	3.2%
Suffolk County	22,766	29,668	34,798	2.7%	3.2%

	Less Than	$25,000 to	$50,000 to
2010 HH Income Dist.(%)	$25,000	50,000	100,000	$100,000+
United States	20.8%	24.7%	35.7%	18.8%
Massachusetts	21.4%	27.1%	35.7%	15.8%
Suffolk County	23.8%	23.1%	31.1%	21.9%

Source: ERSI.

RP® Financial, LC.	MARKET AREA
II.7

and Massachusetts.  Income distribution measures imply that there is a relatively wide disparity of incomes within Suffolk County, with Suffolk County showing relatively high concentrations of households with income of less than $25,000 and more than $100,000 compared to the U.S. and Massachusetts.

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services constituted the major source of jobs in Suffolk County, as well as Massachusetts.  Suffolk County maintained a higher concentration of service jobs compared to Massachusetts, with service jobs accounting for slightly more than half of the jobs in Suffolk County.  Construction employment followed by government employment represented the second and third largest employment sectors in Suffolk County.  The manufacturing industry, once the backbone of the regional economy, constituted a relatively small percentage of the jobs in Suffolk County, as the manufacturing sector has generally experienced a shrinking job base in higher costing urban markets along the Northeast Corridor.

Table 2.2

Meetinghouse Bank

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	Massachusetts	Suffolk County
	(% of Total Employment)

Services	44.9%	53.0%
Construction	10.2%	15.2%
Government	11.1%	12.3%
Wholesale/Retail Trade	12.9%	6.6%
Transportation/Utility	2.5%	3.3%
Agriculture	2.4%	2.4%
Manufacturing	4.9%	2.3%
Arts/Entertainment/Rec.	2.5%	2.2%
Finance/Insurance/Real Estate	6.6%	1.7%
Information	0.3%	0.0%
Other	1.8%	1.0%
	100.0%	100.0%

Source: Bureau of Economic Analysis, 2009.

RP® Financial, LC.	MARKET AREA
II.8

The market area served by the Bank has a highly developed and diverse economy, with the regions many colleges and universities serving to attract industries in need of a highly skilled and educated workforce.  Health care, high-tech and financial services companies constitute major sources of employment in the Bank’s regional market area, as well as the colleges and universities that populate the Boston MSA.  Tourism also is a prominent component of market area’s economy, as Boston annually ranks as one of the nation’s top 10 tourist attractions.  Table 2.3 lists in detail the major employers in the Bank’s market area.

Table 2.3

Meetinghouse Bank

Largest Employers in Boston MSA

Company/Institution	Industry	Employees

Brigham & Womens Hospital	Healthcare	10,000+
Harvard Univeristy	Education	10,000+
Massachusetts General Hospital	Healthcare	10,000+
Alcatel-Lucent	Technology	5,000-9,000
Boston University	Education	5,000-9,000
Childrens Hospital Boston	Healthcare	5,000-9,000
Deutsche Bank	Financial Services	5,000-9,000
EMC Corp.	Technology	5,000-9,000
Fidelity Investments	Financial Services	5,000-9,000
MA Institute of Technology	Education	5,000-9,000
Liberty Mutual Group	Financial Services	5,000-9,000
John Hancock Life Insurance	Financial Services	5,000-9,000
Shaw Group	Construction	5,000-9,000
Analog Devices Inc.	Technology	5,000-9,000
Bose Corporation	Technology	5,000-9,000

Source: Mass.gov

Unemployment Trends

Comparative unemployment rates for Suffolk County, as well as for the U.S. and Massachusetts, are shown in Table 2.4. The December 2011 unemployment rate for Suffolk County was 6.2%, versus comparable unemployment rates of 6.5% for Massachusetts and 8.3% for the U.S.  Evidence of a recovery from the economic downturn is reflected in the lower December 2011 unemployment rate for Suffolk County compared to one year prior, which was consistent with national and state trends.

RP® Financial, LC.	MARKET AREA
II.9

Table 2.4

Meetinghouse Bank

Unemployment Trends (1)

	Dec. 2010	Dec. 2011

Region	Unemployment	Unemployment

United States	9.1%	8.3%
Massachusetts	8.0%	6.5%
Suffolk County	7.5%	6.2%

(1) Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Bank’s deposit base is closely tied to the economic fortunes of Suffolk County.  Table 2.5 displays deposit market trends from June 30, 2007 through June 30, 2011 for Meetinghouse Bank, as well as for all commercial bank and savings institution branches located in Suffolk County and the state of Massachusetts.  Commercial banks maintained a significantly larger market share of deposits than savings institutions in Suffolk County, while the discrepancy between commercial bank and savings institution deposits for all of Massachusetts was less significant.  For the four year period covered in Table 2.5, savings institutions experienced a slightly increase in deposit market share in Suffolk County and a slight decrease in deposit market share in Massachusetts.  Overall, for the four year period covered in Table 2.5, bank and thrift deposits increased at an annual rate of 9.6% in Suffolk County, versus a 6.4% deposit growth rate for Massachusetts.  Based on June 30, 2011 deposit data, Meetinghouse Bank’s $57.3 million of deposits provided for a 0.1% market share of bank and thrift deposits in Suffolk County.  For the four year period covered in Table 2.5, an annual deposit growth rate of 9.8% essentially served to preserve the Bank’s deposit market share in Suffolk County.

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II.10

Table 2.5

Meetinghouse Bank

Deposit Summary

	As of June 30, 2007			As of June 30, 2011			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2007-2011
	$0			$0			(%)

Massachusetts	$180,792,000	100.0%	2177	$231,326,000	100.0%	2,224	6.4%
Commercial Banks	112,765,000	62.4%	1,024	152,184,000	65.8%	1,013	7.8%
Savings Institutions	68,027,000	37.6%	1153	79,142,000	34.2%	1211	3.9%

Suffolk County	$72,407,740	100.0%	215	$104,469,926	100.0%	232	9.6%
Commercial Banks	65,385,081	90.3%	136	94,169,968	90.1%	141	9.5%
Savings Institutions	7,022,659	9.7%	79	10,299,958	9.9%	91	10.0%
Meetinghouse Bank	39,394	0.1%	1	57,301	0.1%	1	9.8%

Source: FDIC.

As implied by the Bank’s very low market share of deposits, competition among financial institutions in the Bank’s market area is significant.  Among the Bank’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Meetinghouse Bank.  Financial institution competitors in the Bank’s primary market area include other locally-based thrifts and banks, as well as regional, super regional and money center banks.  From a competitive standpoint, Meetinghouse Bank has sought to emphasize its image as a local community bank.  There are a total of 41 banking institutions operating in Suffolk County, with Meetinghouse Bank holding the 25th largest market share of deposits.  Table 2.6 lists the Bank’s largest competitors in Suffolk County, based on deposit market share as noted parenthetically.

Table 2.6

Meetinghouse Bank, Inc.

Market Area Deposit Competitors

Location	Name

Suffolk County	Bank of America (33.4%)
State Street Bank & Trust (27.4%)
RBS Citizens (14.8%)
Bank of New York Mellon (6.8%)
Sovereign Bank (5.3%)
Meetinghouse Bank (0.1%) Rank: 25 of 41

Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III.  PEER GROUP ANALYSIS

This chapter presents an analysis of Meetinghouse Bank’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines.  The basis of the pro forma market valuation of Meetinghouse Bank is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group.  Since no Peer Group can be exactly comparable to Meetinghouse Bank, key areas examined for differences are:  financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines.  Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions.  Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value.  We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history.  A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics.  There are approximately 140 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics.  To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences.  Since Meetinghouse Bank will be a fully-converted public company upon completion of the offering, we considered only fully-

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

converted public companies to be viable candidates for inclusion in the Peer Group.  From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Meetinghouse Bank.  In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•                  Screen #1  Massachusetts institutions with assets less than $750 million, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings.  Five companies met the criteria for Screen #1 and four companies were included in the Peer Group:  Chicopee Bancorp, Inc., Hampden Bancorp, Inc., Mayflower Bancorp, Inc. and Peoples Federal Bancshares, Inc.  Wellesley Bancorp was excluded from the Peer Group, due to its status as a recent conversion.  Wellesley Bancorp completed its conversion on January 26, 2012.  Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Massachusetts thrifts.

•                  Screen #2  New England institutions, except for Massachusetts institutions, with assets less than $500 million, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings.  Newport Bancorp, Inc. of Rhode Island was the only company that met the selection criteria for Screen #2 and it was included in the Peer Group.  Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

•                  Screen #3  Mid-Atlantic institutions with assets less than $500 million, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings.  Five companies met the criteria for Screen #3 and all five companies were included in the Peer Group: Alliance Bancorp, Inc. of Pennsylvania, FedFirst Financial Corp. of Pennsylvania, OBA Financial Services, Inc. of Maryland, Standard Financial Corp. of Pennsylvania and WVS Financial Corp. of Pennsylvania. Exhibit III-4 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-5 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.  While there are expectedly some differences between the Peer Group companies and Meetinghouse Bank, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.  The following sections present a comparison of Meetinghouse Bank’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Meetinghouse Bank’s characteristics is detailed below.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

February 17, 2012

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)		Offices	Year	Date	Price	Value
										($)	($Mil)

CBNK	Chiciopee Bancorp, Inc. of MA	NASDAQ	Chicopee, MA	Thrift	$616		8	12-31	07/06	$14.39	$83
HBNK	Hampden Bancorp, Inc. of MA	NASDAQ	Springfield, MA	Thrift	$568		9	06-30	01/07	$12.38	$76
PEOP	Peoples Fed. Bancshares Inc. of MA	NASDAQ	Brighton, MA	Thrift	$553		6	09-30	07/10	$15.75	$107
ALLB	Alliance Bancorp, Inc. of PA	NASDAQ	Broomall, PA	Thrift	$460	S	9	12-31	01/11	$11.35	$62
NFSB	Newport Bancorp, Inc. of RI	NASDAQ	Newport, RI	Thrift	$454		6	12-31	07/06	$12.88	$45
STND	Standard Financial Corp. of PA	NASDAQ	Monroeville, PA	Thrift	$437		12	09-30	10/10	$16.00	$55
OBAF	OBA Financial Serv. Inc. of MD	NASDAQ	Germantown, MD	Thrift	$382		5	06-30	01/10	$14.20	$60
FFCO	FedFirst Financial Corp. of PA	NASDAQ	Monessen, PA	Thrift	$342	S	9	12-31	09/10	$14.00	$42
WVFC	WVS Financial Corp. of PA	NASDAQ	Pittsburgh, PA	Thrift	$254		6	06-30	11/93	$8.47	$17
MFLR	Mayflower Bancorp, Inc. of MA	NASDAQ	Middleboro, MA	Thrift	$248		8	04-30	12/87	$7.95	$16

NOTES:	(1) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

	(2) Most recent quarter end available (E=Estimated and P=Pro Forma).

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•      Alliance Bancorp, Inc. of Pennsylvania.  Selected due to similar interest-earning asset composition, similar interest-bearing funding composition, relatively high equity-to-assets ratio, similar return on average assets, similar ratio of net interest income to average assets and lending diversification emphasis on commercial real estate loans.

•      Chicopee Bancorp, Inc. of Massachusetts.  Selected due to Massachusetts market area, relatively high equity-to-assets ratio, similar ratio of net interest income to average assets, limited impact of loan loss provisions on earnings, comparable earnings contribution from sources of non-interest operating income, relatively high level of operating expenses as a percent of average assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•      FedFirst Financial Corp. of Pennsylvania.  Selected due to relatively high equity-to-assets ratio, similar ratio of net interest income to average assets, relatively high level of operating expenses as a percent of average assets, relatively high concentration of 1-4 family loans and mortgage-backed securities comprising assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•      Hampden Bancorp, Inc. of Massachusetts.  Selected due to Massachusetts market area, relatively high equity-to-assets ratio, similar return on average assets, similar ratio of net interest income to average assets, comparable earnings contribution from sources of non-interest operating income, relatively high level of operating expenses as a percent of average assets, similar concentration of mortgage-backed securities and 1-4 family permanent mortgage loans comprising assets and lending diversification emphasis on commercial real estate loans.

•      Mayflower Bancorp, Inc. of Massachusetts.  Selected due to Massachusetts market area, relatively small asset size, similar interest-bearing funding composition, similar return on average assets, limited earnings impact of loan loss provisions on earnings, comparable earnings contribution from sources of non-interest operating income, relatively high level of operating expenses as a percent of average assets, relatively high concentration of mortgage-backed securities and 1-4 family permanent mortgage loans comprising assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality ratios.

•      Newport Bancorp, Inc. of Rhode Island.  Selected due to similar return on average assets, comparable earnings contribution from sources of non-interest operating income, relatively high level of operating expenses as a percent of average assets, relatively high concentration of mortgage-backed securities and 1-4 family permanent mortgage loans comprising assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•      OBA Financial Services, Inc. of Maryland.  Selected due to relatively high equity-to-assets ratio, similar ratio of net interest income to average assets, limited impact of loss provisions on earnings, relatively high level of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

•      Peoples Federal Bancshares, Inc. of Massachusetts.  Selected due to Massachusetts market area, relatively high equity-to-assets ratio, similar ratio of net interest income to average assets, limited impact of loan loss provisions on earnings, similar concentration of 1-4 family permanent mortgage loans comprising assets and lending diversification emphasis on commercial real estate loans.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

•      Standard Financial Corp. of Pennsylvania.  Selected due to similar interest-earning asset composition, relatively high equity-to-assets ratio, similar ratio of net interest income to average assets, comparable earnings contribution from sources of non-interest operating income, relatively high concentration of mortgage-backed securities and 1-4 family permanent mortgage loans comprising assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•      WVS Financial Corp. of Pennsylvania.  Selected due to relatively small asset size, limited impact of loan loss provisions on earnings and relatively favorable credit quality measures.

In aggregate, the Peer Group companies maintained a higher level of tangible equity than the industry average (15.3% of assets versus 12.1% for all public companies), generated higher core earnings as a percent of average assets (0.37% core ROAA versus 0.09% for all public companies), and earned a higher core ROE (2.57% core ROE versus 0.09% for all public companies).  Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below and above the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded		Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$2,708		$431
Market capitalization ($Mil)	$308		$56
Tangible equity/assets (%)	12.10%		15.30%
Core return on average assets (%)	0.09		0.37
Core return on average equity (%)	0.09		2.57

Pricing Ratios (Averages)(1)
Core price/earnings (x)	19.54	x	23.08	x
Price/tangible book (%)	86.89%		79.76%
Price/assets (%)	9.89		12.35

(1)  Based on market prices as of February 17, 2012.

Ideally, the Peer Group companies would be comparable to Meetinghouse Bank in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies.  However, in general, the companies selected for the Peer Group were fairly comparable to Meetinghouse Bank, as will be highlighted in the following comparative analysis.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Financial Condition

Table 3.2 shows comparative balance sheet measures for Meetinghouse Bank and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above.  The Bank’s and the Peer Group’s ratios reflect balances as of December 31, 2011, unless indicated otherwise for the Peer Group companies.  Meetinghouse Bank’s equity-to-assets ratio of 7.6% was below the Peer Group’s average net worth ratio of 15.6%.  However, the Bank’s pro forma capital position will increase with the addition of stock proceeds, providing the Bank with an equity-to-assets ratio that will be more comparable to the Peer Group’s ratio.  Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 7.6% and 15.3%, respectively.  The increase in Meetinghouse Bank’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs.  At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity.  Both Meetinghouse Bank’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Meetinghouse Bank and the Peer Group.  The Bank’s loans-to-assets ratio of 65.9% was slightly above the comparable Peer Group ratio of 63.7%.  Comparatively, the Bank’s cash and investments-to-assets ratio of 30.9% approximated the comparable ratio for the Peer Group of 30.8%.  Overall, Meetinghouse Bank’s interest-earning assets amounted to 96.8% of assets, which was slightly above the comparable Peer Group ratio of 94.5%.  The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 2.0% of assets and goodwill/intangibles equal to 0.3% of assets, while the Bank maintained zero balances for BOLI and goodwill/intangibles.

Meetinghouse Bank’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition.  The Bank’s deposits equaled 92.1% of assets, which was well above the Peer Group’s ratio of 71.1%.  The Bank maintained a zero balance of borrowings, versus a borrowings-to-assets ratio of 12.3% for the Peer Group.  Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 92.1% and 83.4%, respectively, with the Peer Group’s lower ratio supported by maintenance of a higher capital position.

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III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2011

		Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
		Cash &	MBS &				Borrowed	Subd.	Net	Goodwill	Tng Net		MBS, Cash &			Borrows.	Net	Tng Net
		Equivalents	Invest	BOLI	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth	Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.

Meetinghouse Bank
December 31, 2011		18.9%	12.0%	0.0%	65.9%	92.1%	0.0%	0.0%	7.6%	0.0%	7.6%	5.30%	51.77%	-8.39%	7.20%	-100.00%	5.84%	5.84%	7.83%	7.83%	14.42%

All Public Companies
Averages		6.1%	21.8%	1.5%	65.8%	73.3%	12.3%	0.4%	12.8%	0.7%	12.1%	3.15%	9.83%	1.41%	3.35%	-11.44%	2.58%	2.12%	11.83%	11.83%	20.29%
Medians		4.6%	19.3%	1.5%	68.1%	74.0%	10.4%	0.0%	11.8%	0.1%	11.0%	1.11%	5.40%	-0.31%	2.32%	-8.60%	2.15%	2.24%	11.18%	11.18%	18.80%

State of MA
Averages		5.9%	18.4%	1.7%	70.1%	73.5%	11.6%	0.2%	13.5%	0.7%	12.8%	11.60%	5.51%	13.55%	11.86%	-7.30%	4.54%	0.60%	14.83%	14.83%	18.73%
Medians		5.2%	13.4%	1.9%	73.5%	74.0%	9.0%	0.0%	14.0%	0.0%	13.5%	5.83%	-1.39%	5.78%	7.74%	-10.19%	1.82%	-0.11%	14.83%	14.83%	19.61%

Comparable Group
Averages		7.0%	23.8%	2.0%	63.7%	71.1%	12.3%	0.0%	15.6%	0.3%	15.3%	2.09%	10.51%	-0.53%	2.92%	-17.53%	0.50%	0.64%	13.06%	13.06%	21.50%
Medians		6.0%	16.0%	2.3%	71.1%	73.8%	10.0%	0.0%	16.3%	0.0%	15.5%	1.14%	4.36%	0.25%	3.90%	-18.37%	0.12%	0.37%	12.89%	12.89%	20.92%

Comparable Group
ALLB	Alliance Bancorp, Inc. of PA (1)	18.6%	13.1%	2.6%	62.1%	80.1%	0.6%	0.0%	18.3%	0.0%	18.3%	5.55%	17.70%	0.05%	-1.47%	-65.72%	NM	NM	12.85%	12.85%	23.10%
CBNK	Chicopee Bancorp, Inc. of MA	9.9%	12.8%	2.2%	72.2%	73.6%	11.6%	0.0%	14.7%	0.0%	14.7%	7.43%	26.84%	2.99%	15.68%	-20.07%	-1.20%	-1.20%	12.79%	12.79%	17.05%
FFCO	FedFirst Financial Corp. of PA (1)	2.8%	19.0%	2.4%	71.8%	65.2%	14.8%	0.0%	17.4%	0.4%	17.1%	-0.70%	-20.55%	6.22%	8.72%	-33.02%	0.12%	0.37%	13.59%	13.59%	25.30%
HBNK	Hampden Bancorp, Inc. of MA	4.4%	19.6%	2.8%	70.4%	75.1%	8.4%	0.0%	15.2%	0.0%	15.2%	0.52%	-6.20%	1.30%	3.87%	-14.91%	-6.84%	-6.84%	13.48%	13.48%	20.06%
MFLR	Mayflower Bancorp, Inc. of MA	5.2%	36.9%	0.0%	51.8%	89.5%	1.0%	0.0%	8.8%	0.0%	8.8%	0.90%	3.69%	0.31%	1.36%	-44.44%	4.86%	4.86%	8.30%	8.30%	17.28%
NFSB	Newport Bancorp, Inc. of RI	6.8%	9.2%	2.5%	76.8%	58.3%	29.5%	0.0%	11.4%	0.0%	11.4%	0.94%	17.54%	-2.12%	1.42%	-1.14%	3.93%	3.93%	9.49%	9.49%	16.03%
OBAF	OBA Financial Serv. Inc. of MD	9.9%	12.0%	2.3%	73.0%	65.9%	13.7%	0.0%	19.9%	0.0%	19.9%	7.85%	64.62%	-1.73%	10.62%	17.33%	-5.79%	-5.79%	19.76%	19.76%	30.88%
PEOP	Peoples Fed. Bancshares Inc. of MA	7.3%	13.0%	3.4%	74.0%	74.0%	3.6%	0.0%	20.7%	0.0%	20.7%	4.24%	1.02%	3.60%	6.68%	-16.67%	-0.92%	-0.92%	14.83%	14.83%	23.80%
STND	Standard Financial Corp. of PA	2.8%	24.2%	2.3%	66.5%	74.2%	7.1%	0.0%	17.9%	2.2%	15.8%	1.34%	5.03%	0.19%	3.93%	-26.28%	5.00%	5.99%	12.62%	12.62%	21.78%
WVFC	WVS Financial Corp. of PA	1.9%	78.2%	0.0%	18.1%	55.5%	32.4%	0.0%	11.6%	0.0%	11.6%	-7.12%	-4.57%	-16.15%	-21.61%	29.63%	5.37%	5.37%	12.92%	12.92%	19.75%

(1)  Financial information is for the quarter ending September 30, 2011.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2012 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio.  Presently, the Bank’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 105.1% and 113.3%, respectively.  The additional capital realized from stock proceeds should serve to provide Meetinghouse Bank with an IEA/IBL ratio that is more comparable  to the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items.  Meetinghouse Bank’s and the Peer Group’s growth rates are based on annual growth rates for the fifteen and twelve months ended December 31, 2011, respectively, or the most recent twelve month period available for the Peer Group companies.  Meetinghouse Bank recorded a 5.3% increase in assets, versus a 2.1% increase in assets recorded by the Peer Group.  Asset growth by the Bank was supported by a 51.8% increase in cash and investments, which was in part funded by an 8.4% reduction in loans.  Comparatively, the Peer Group showed a 10.5% increase in cash and investments, which was partially offset by a 0.5% decrease in loans.

Meetinghouse Bank’s asset growth was funded by a 7.2% increase in deposits, which funded repayment of all of the Bank’s borrowings as well.  Comparatively, a 2.9% increase in deposits funded the Peer Group’s asset growth and a 17.5% reduction in the Peer Group’s borrowings.  The Bank’s capital increased at an annualized rate of 5.8% during the 15 month period, which was mostly related to the retention of earnings.  Comparatively, the Peer Group’s capital increased by 0.5% during the twelve month period, which reflects retention of earnings partially offset by capital management strategies such as dividend payments and stock repurchases.  The Bank’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position.  Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Bank’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Bank and the Peer Group.  The Bank’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2011, unless otherwise indicated for the Peer Group companies.  Meetinghouse

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2011

			Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
						Loss	NII				Total								MEMO:	MEMO:
		Net				Provis.	After	Loan	R.E.	Other	Other	G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
		Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income	Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate

Meetinghouse Bank
December 31, 2011		0.33%	4.15%	0.99%	3.15%	0.02%	3.14%	0.00%	0.00%	0.53%	0.53%	3.80%	0.00%	0.69%	0.00%	4.51%	1.27%	3.24%	$3,270	40.22%

All Public Companies
Averages		0.24%	4.33%	1.23%	3.11%	0.57%	2.54%	0.02%	-0.09%	0.80%	0.72%	2.91%	0.03%	0.12%	0.00%	4.64%	1.42%	3.22%	$6,019	30.80%
Medians		0.45%	4.29%	1.21%	3.10%	0.34%	2.63%	0.00%	-0.02%	0.62%	0.57%	2.86%	0.00%	0.05%	0.00%	4.57%	1.39%	3.21%	$4,981	30.90%

State of MA
Averages		0.46%	4.19%	1.01%	3.18%	0.19%	2.99%	0.02%	-0.02%	0.56%	0.56%	2.63%	0.01%	-0.07%	0.00%	4.40%	1.20%	3.20%	$6,201	29.15%
Medians		0.52%	4.22%	1.10%	3.20%	0.19%	2.95%	0.00%	-0.02%	0.40%	0.43%	2.74%	0.00%	0.02%	0.00%	4.51%	1.27%	3.22%	$4,941	31.65%

Comparable Group
Averages		0.37%	4.15%	1.06%	3.08%	0.24%	2.84%	0.01%	-0.03%	0.46%	0.45%	2.76%	0.01%	0.01%	0.00%	4.39%	1.28%	3.11%	$5,385	33.32%
Medians		0.29%	4.20%	1.08%	3.13%	0.22%	2.91%	0.00%	-0.02%	0.48%	0.47%	3.08%	0.00%	0.01%	0.00%	4.47%	1.35%	3.14%	$5,321	33.00%

Comparable Group
ALLB	Alliance Bancorp, Inc. of PA (1)	0.25%	4.14%	0.98%	3.16%	0.70%	2.45%	0.00%	0.00%	0.18%	0.18%	2.40%	0.00%	-0.01%	0.00%	4.41%	1.18%	3.23%	NM	NM
CBNK	Chicopee Bancorp, Inc. of MA	0.19%	4.22%	1.17%	3.05%	0.14%	2.91%	0.00%	-0.02%	0.48%	0.46%	3.22%	0.00%	0.02%	0.00%	4.46%	1.39%	3.07%	NM	NM
FFCO	FedFirst Financial Corp. of PA (1)	0.14%	4.60%	1.53%	3.07%	0.30%	2.77%	0.00%	-0.09%	1.08%	0.99%	3.32%	0.03%	-0.19%	0.00%	4.86%	1.89%	2.98%	NM	35.32%
HBNK	Hampden Bancorp, Inc. of MA	0.27%	4.35%	1.14%	3.21%	0.30%	2.91%	0.00%	-0.01%	0.48%	0.47%	3.05%	0.00%	0.05%	0.00%	4.57%	1.38%	3.19%	$4,941	29.47%
MFLR	Mayflower Bancorp, Inc. of MA	0.52%	4.00%	0.62%	3.39%	0.10%	3.29%	0.05%	-0.05%	0.51%	0.51%	3.27%	0.00%	0.25%	0.00%	4.28%	0.68%	3.60%	$3,643	33.83%
NFSB	Newport Bancorp, Inc. of RI	0.32%	4.69%	1.40%	3.30%	0.25%	3.05%	0.00%	-0.04%	0.61%	0.57%	3.12%	0.00%	0.00%	0.00%	5.05%	1.59%	3.46%	NM	35.04%
OBAF	OBA Financial Serv. Inc. of MD	0.13%	4.29%	1.09%	3.20%	0.19%	3.02%	0.01%	-0.03%	0.29%	0.27%	3.11%	0.00%	-0.02%	0.00%	4.53%	1.39%	3.14%	$5,702	30.76%
PEOP	Peoples Fed. Bancshares Inc. of MA	0.54%	3.80%	0.73%	3.07%	0.09%	2.99%	0.00%	-0.02%	0.32%	0.31%	2.42%	0.00%	0.01%	0.00%	4.03%	0.95%	3.08%	$7,571	39.34%
STND	Standard Financial Corp. of PA	0.74%	4.18%	1.08%	3.10%	0.36%	2.74%	0.01%	0.00%	0.49%	0.50%	2.16%	0.04%	0.03%	0.00%	4.47%	1.33%	3.15%	$4,555	30.63%
WVFC	WVS Financial Corp. of PA	0.64%	3.19%	0.89%	2.30%	-0.03%	2.33%	0.00%	0.00%	0.20%	0.20%	1.53%	0.00%	-0.05%	0.00%	3.25%	1.01%	2.24%	$5,896	32.18%

(1)  Financial information is for the quarter ending September 30, 2011.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2012 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Bank and the Peer Group reported net income to average assets ratios of 0.33% and 0.37%, respectively.  A lower level of loan loss provisions and higher levels of net interest income, non-interest operating income and net gains represented earnings advantages for the Bank, while a lower level of operating expenses represented an earnings advantage for the Peer Group.

The Bank’s net interest income to average assets ratio was slightly above the comparable Peer Group ratio, which was supported by the Bank’s lower interest expense ratio.  Interest income ratios were the same for the Bank and the Peer Group, as the Peer Group’s higher concentration of assets maintained in interest-earning investments and loans (as opposed to the Bank’s higher ratio of cash and cash equivalents) were offset by the Bank’s higher yield earned on investments and loans.  The Bank’s lower interest expense ratio was supported by a slightly lower cost of funds, which was partially offset by the Peer Group’s lower level of interest-bearing liabilities.  Overall, Meetinghouse Bank and the Peer Group reported net interest income to average assets ratios of 3.15% and 3.08%, respectively.

Loan loss provisions had a larger impact on the Peer Group’s earnings, with loan loss provisions established by the Bank and the Peer Group equaling 0.02% and 0.24% of average assets, respectively.  The levels of loan provisions established by both the Bank and the Peer Group were indicative of their relatively favorable credit quality measures.

In another key area of core earnings strength, the Peer Group maintained a lower level of operating expenses than the Bank.  For the period covered in Table 3.3, the Bank and the Peer Group reported operating expenses to average assets ratios of 3.80% and 2.77%, respectively.  The Bank’s higher operating expense ratio is reflective of the higher costs associated with operating in a large metropolitan area, as well as the significance of the Bank’s off-balance sheet mortgage banking activities relative to its asset size.  Consistent with the Bank’s higher operating expense ratio, Meetinghouse Bank maintained a comparatively higher number of employees relative to its asset size.  Assets per full time equivalent employee equaled $3.3 million for the Bank, versus a comparable measure of $5.4 million for the Peer Group.  On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses.  At the same time, Meetinghouse Bank’s capacity to leverage operating expenses will be more comparable to the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities.  In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group’s earnings were more favorable than the Bank’s.  Expense coverage ratios for Meetinghouse Bank and the Peer Group equaled 0.83x and 1.11x, respectively.

Sources of non-interest operating income provided a slightly larger contribution to the Bank’s earnings, even without factoring in gains on the sale of loans.  Non-interest operating income amounted to 0.53% and 0.45% of the Bank’s and the Peer Group’s average assets, respectively.  Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, Meetinghouse Bank’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 103.3% was less favorable than the Peer Group’s efficiency ratio of 78.2%.

Net gains realized from the sale of assets had a larger impact on the Bank’s earnings, as the Bank and the Peer Group reported net gains equal to 0.69% and 0.01% of average assets, respectively.  Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations.  Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor.  Gains reported by Meetinghouse Bank consisted entirely of gains on the sale of loans.  Accordingly, with the inclusion of loan sale gains as part of the Bank’s non-interest operating income, the Bank’s efficiency ratio improved to 87.0%.  Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.

Taxes had a more significant impact on the Bank’s earnings, as the Bank and the Peer Group posted effective tax rates of 40.22% and 33.32%, respectively.  As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 40.0%.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities).  The Bank’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (52.6% of assets versus 47.9% for the Peer Group).  The Bank’s higher ratio was the result of a higher concentration of 1-4 family permanent mortgage loans, which was partially offset by the Peer Group’s higher concentration of mortgage-backed securities.  Loans serviced for others equaled 12.2% and 7.1% of the Bank’s and the Peer Group’s assets, respectively, thereby indicating a greater influence of loan servicing income on the Bank’s earnings.  The Peer Group’s balance of loans serviced for others translated into a modest balance of servicing intangibles, versus a zero balance of loan servicing intangibles for the Bank.

Diversification into higher risk and higher yielding types of lending was less significant for the Bank.  Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Bank (10.8% of assets), followed by consumer loans (7.6% of assets) and construction and land loans (1.8% of assets).  Likewise, the Peer Group’s lending diversification also consisted primarily of commercial real estate/multi-family loans (20.3% of assets), followed by commercial business loans (4.2% of assets) and construction and land loans (2.8% of assets). Commercial business loans and consumer loans were the least significant areas of lending diversification for the Bank and the Peer Group, respectively, equaling 1.2% and 1.0% of their respective assets.  Overall, the Bank’s higher concentration of assets maintained in loans, with less significant diversification into higher risk types of loans, translated into a lower risk weighted assets-to-assets ratio compared to the Peer Group’s ratio.  The Bank’s risk weighted assets-to-assets ratio equaled 54.7%, versus a comparable ratio of 63.5% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group.  In terms of balance sheet composition, Meetinghouse Bank’s interest rate risk characteristics were considered to be less favorable relative to the comparable measures for the Peer Group.  Most notably, the Bank’s tangible equity-to-assets ratio and IEA/IBL ratio were below the comparable Peer Group ratios.   Comparatively, the Bank’s level of

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2011

	Portfolio Composition as a Percent of Assets
		1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution	MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Meetinghouse Bank	7.73%	44.91%	1.84%	10.81%	1.22%	7.56%	54.67%	$8,380	$0

All Public Companies
Averages	13.96%	34.02%	3.45%	23.10%	4.55%	1.90%	62.52%	$790,283	$6,188
Medians	11.30%	33.46%	2.33%	22.92%	3.45%	0.50%	61.52%	$31,665	$113

State of MA
Averages	11.77%	33.50%	3.50%	24.98%	5.98%	3.19%	65.75%	$76,851	$348
Medians	7.36%	33.24%	2.38%	24.68%	5.38%	0.80%	64.94%	$48,390	$0

Comparable Group
Averages	12.06%	35.79%	2.79%	20.28%	4.21%	0.98%	63.52%	$30,714	$113
Medians	10.39%	34.90%	2.16%	24.39%	2.26%	0.53%	63.16%	$14,685	$25

Comparable Group
ALLB Alliance Bancorp, Inc. of PA (1)	2.46%	25.66%	3.17%	30.64%	2.06%	1.44%	61.81%	$0	$0
CBNK Chicopee Bancorp, Inc. of MA	0.41%	28.60%	5.77%	24.60%	13.30%	0.41%	77.67%	$79,340	$341
FFCO FedFirst Financial Corp. of PA (1)	12.23%	50.61%	1.28%	15.53%	4.62%	0.52%	56.02%	$4,260	$0
HBNK Hampden Bancorp, Inc. of MA	18.50%	32.56%	0.99%	26.54%	6.18%	5.08%	70.74%	$56,640	$0
MFLR Mayflower Bancorp, Inc. of MA	24.54%	32.12%	4.08%	10.88%	1.80%	0.76%	54.59%	$85,850	$508
NFSB Newport Bancorp, Inc. of RI	7.98%	49.83%	1.96%	25.47%	0.25%	0.09%	64.51%	$3,290	$0
OBAF OBA Financial Serv. Inc. of MD	11.31%	37.23%	1.74%	25.72%	8.98%	0.00%	65.06%	$13,960	$83
PEOP Peoples Fed. Bancshares Inc. of MA	6.22%	45.92%	2.37%	24.18%	1.27%	0.85%	64.94%	$48,390	$146
STND Standard Financial Corp. of PA	9.46%	48.57%	1.43%	14.11%	2.46%	0.54%	59.32%	$15,410	$49
WVFC WVS Financial Corp. of PA	27.52%	6.75%	5.15%	5.10%	1.18%	0.14%	60.57%	$0	$0

(1)  Financial information is for the quarter ending September 30, 2011.

Source:  SNL Financial LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2012 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2011 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn.	Quarterly Change in Net Interest Income
		Equity/	IEA/	Assets/
Institution		Assets	IBL	Assets	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Meetinghouse Bank		7.6%	105.1%	3.2%	0	5	7	-55	5	21

All Public Companies		12.0%	108.4%	6.3%	0	0	4	1	1	1
State of MA		12.8%	110.9%	5.6%	-2	2	4	-1	-4	3

Comparable Group
Averages		15.3%	113.4%	5.6%	-5	-1	2	7	12	9
Medians		15.5%	114.0%	6.0%	0	-1	1	6	6	8

Comparable Group
ALLB	Alliance Bancorp, Inc. of PA (1)	18.3%	116.2%	6.3%	NA	7	-1	1	-9	29
CBNK	Chicopee Bancorp, Inc. of MA	14.7%	111.5%	5.1%	-5	0	7	6	-1	-10
FFCO	FedFirst Financial Corp. of PA (1)	17.1%	117.0%	6.4%	NA	6	4	6	6	19
HBNK	Hampden Bancorp, Inc. of MA	15.2%	112.9%	5.6%	6	14	4	-7	5	-5
MFLR	Mayflower Bancorp, Inc. of MA	8.8%	103.7%	6.1%	-2	-7	1	3	-3	2
NFSB	Newport Bancorp, Inc. of RI	11.4%	105.8%	7.1%	0-7	-5	-5	-8	8	3
OBAF	OBA Financial Serv. Inc. of MD	19.9%	119.3%	5.1%	9	-8	-38	8	21	25
PEOP	Peoples Fed. Bancshares Inc. of MA	20.7%	121.3%	5.8%	5	1	-9	11	27	22
STND	Standard Financial Corp. of PA	15.8%	115.1%	6.5%	0	-12	1	9	4	-6
WVFC	WVS Financial Corp. of PA	11.6%	111.7%	1.7%	-45	-2	53	44	60	13

(1)  Financial information is for the quarter ending September 30, 2011.

NA=Change is greater than 100 basis points during the quarter.

Source:  SNL Financial LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2012 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

non-interest earning assets was lower than the Peer Group’s ratio.  On a pro forma basis, the infusion of stock proceeds should serve to provide the Bank with equity-to-assets and IEA/IBL ratios that are more comparable to the Peer Group’s ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Meetinghouse Bank and the Peer Group.  In general, the comparative fluctuations in the Bank’s and the Peer Group’s ratios implied that the interest rate risk associated with the Bank’s net interest income was slightly greater compared to the Peer Group’s, based on the interest rate environment that prevailed during the period covered in Table 3.5.  The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Meetinghouse Bank’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Bank’s credit risk exposure was considered to be less than Peer Group’s.  As shown in Table 3.6, the Bank’s non-performing assets/assets and non-performing loans/loans ratios equaled 0.76% and 0.06%, respectively, versus comparable measures of 1.57% and 2.03% for the Peer Group.  The Bank’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 1,320.00% and 88.03%, respectively.  Loss reserves maintained as percent of net loans receivable equaled 0.79% for the Bank, versus 1.12% for the Peer Group.  The Bank did not record any net charge-offs during the period, versus net charge-offs amounting to 0.17% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank.  Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2011 or Most Recent Date Available

		NPAs &				Rsrves/
	REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution	Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Meetinghouse Bank	0.73%	0.76%	0.06%	0.79%	1320.00%	62.85%	$0	0.00%

All Public Companies
Averages	0.53%	3.43%	4.18%	1.59%	57.79%	49.29%	$1,742	0.93%
Medians	0.20%	2.28%	3.16%	1.33%	43.37%	36.16%	$620	0.36%

State of MA
Averages	0.10%	1.53%	1.97%	1.08%	84.77%	67.88%	$329	0.11%
Medians	0.09%	1.28%	1.46%	0.99%	79.82%	62.40%	$134	0.06%

Comparable Group
Averages	0.17%	1.57%	2.03%	1.12%	88.03%	70.81%	$133	0.17%
Medians	0.16%	1.16%	1.47%	1.04%	63.66%	50.13%	$61	0.08%

Comparable Group
ALLB Alliance Bancorp, Inc. of PA (1)	0.55%	3.71%	4.20%	1.38%	33.33%	23.76%	$287	0.40%
CBNK Chicopee Bancorp, Inc. of MA	0.15%	1.15%	1.28%	1.02%	75.39%	63.67%	$13	0.01%
FFCO FedFirst Financial Corp. of PA (1)	0.00%	1.03%	1.26%	1.25%	99.27%	88.23%	$96	0.15%
HBNK Hampden Bancorp, Inc. of MA	0.19%	2.98%	3.92%	1.37%	35.08%	32.85%	$262	0.26%
MFLR Mayflower Bancorp, Inc. of MA	0.11%	0.37%	0.51%	0.94%	185.21%	131.77%	$33	0.10%
NFSB Newport Bancorp, Inc. of RI	0.19%	0.42%	0.48%	1.05%	216.66%	188.30%	$51	0.06%
OBAF OBA Financial Serv. Inc. of MD	0.02%	2.58%	3.47%	0.93%	26.80%	26.60%	$18	0.03%
PEOP Peoples Fed. Bancshares Inc. of MA	0.00%	1.66%	1.63%	0.85%	51.93%	36.59%	$70	0.00%
STND Standard Financial Corp. of PA	0.29%	1.17%	1.30%	1.47%	112.43%	84.51%	$496	0.68%
WVFC WVS Financial Corp. of PA	0.16%	0.67%	2.20%	0.97%	44.23%	31.78%	$0	0.00%

(1)  Financial information is for the quarter ending September 30, 2011.

Source:  Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2012 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV.  VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The regulatory written appraisal guidelines reissued by the OCC specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion.  The Federal Reserve, the FDIC, state banking agencies and other federal regulatory agencies have endorsed the OCC appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. Pursuant to this methodology:  (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences.  In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

Meetinghouse Bank’s operations and financial condition; (2) monitor Meetinghouse Bank’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally.  If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Meetinghouse Bank’s value, or Meetinghouse Bank’s value alone.  To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1.         Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

•                  Overall A/L Composition.  In comparison to the Peer Group, the Bank’s interest-earning asset composition showed a slightly higher concentration of loans and a lower concentration of investments.  The Peer Group’s loan portfolio composition reflected a greater degree of diversification into higher risk and higher yielding types of loans.  Overall, in comparison to the Peer Group, the Bank’s interest-earning asset composition provided for a slightly higher yield earned on interest-earning assets.  Notwithstanding the Bank’s slightly higher yield earned on interest-earning assets, the Bank’s interest income to average assets ratio was the same as the comparable Peer Group ratio, which was largely related to the comparatively higher level of cash and cash equivalents maintained on the Bank’s balance sheet.  Meetinghouse Bank’s funding composition reflected a higher level of deposits and a lower level of borrowings relative to the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Bank.  Overall, as a percent of assets, the Bank maintained higher levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Bank.  After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio should be more comparable to the Peer Group’s ratio.  On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•                  Credit Quality.  The Bank’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios.  Loss reserves as a percent of non-performing loans were higher for the Bank, while the Peer Group maintained higher loss reserves as a percent of loans.  Net loan charge-offs were a larger factor for the Peer Group.  The Bank’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio.  Overall, RP Financial concluded that credit quality was a slightly positive factor in our adjustment for financial condition.

•                  Balance Sheet Liquidity.  The Bank operated with a similar level of cash and investment securities relative to the Peer Group (30.9% of assets versus 30.8% for the Peer Group), as the Bank’s higher level of cash and cash equivalents was substantially offset by the Peer Group’s higher level of investments.  Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into a deposit at the Bank.  The Bank’s future borrowing capacity was considered to be slightly greater than the Peer Group’s, given that the Bank currently does not hold any borrowings.  Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•                  Funding Liabilities.  The Bank’s interest-bearing funding composition reflected a higher concentration of deposits and a lower level of borrowings relative to the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Bank.  Total interest-bearing liabilities as a percent of assets were higher for the

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

                        Bank compared to the Peer Group’s ratio, which was attributable to Meetinghouse Bank’s lower capital position.  Following the stock offering, the increase in the Bank’s capital position will reduce the level of interest-bearing liabilities funding the Bank’s assets to a ratio that is more comparable to the Peer Group’s ratio.  Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

•                  Capital.  The Bank currently operates with a lower equity-to-assets ratio than the Peer Group.  However, following the stock offering, Meetinghouse Bank’s pro forma capital position will be more comparable to the Peer Group’s equity-to-assets ratio.  The increase in the Bank’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets.  At the same time, the Bank’s more significant capital surplus will likely result in a lower ROE.  On balance, RP Financial concluded that capital strength was a neutral factor in our adjustment for financial condition.

On balance, Meetinghouse Bank’s balance sheet strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Bank’s financial condition.

2.         Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

•                  Reported Earnings.  The Bank’s reported earnings were similar to the Peer Group’s on a ROAA basis (0.33% of average assets versus 0.37% for the Peer Group).  The Bank maintained more favorable ratios for net interest income, loan loss provisions, non-interest operating income and net gains, which were offset by the Peer Group’s more favorable ratios for operating expenses and effective tax rate.  Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans.  The Bank’s reported earnings were largely sustained through mortgage banking gains, which is an ongoing activity for the Bank.  However, at the same time, such gains tend to be subject to greater volatility than other sources of non-interest operating income.  Borrowers refinancing into lower rate loans drove the increase in the Bank’s 1-4 family loan volume for loans that are sold into the secondary market and may not be sustainable going forward.  Accordingly, given the less consistent nature of earnings derived from mortgage banking gains, RP Financial concluded that reported earnings were a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

•                  Core Earnings.  Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Bank’s and the Peer Group’s core earnings.  In these measures, the Bank operated with a slightly higher net interest margin, a higher operating expense ratio, a slightly higher level of non-interest operating income and lower loan loss provisions.  The Bank’s ratios for net interest income and operating expenses translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.83x versus 1.11X for the Peer Group).  Likewise, the Bank’s efficiency ratio of 103.3% was less favorable than the Peer Group’s efficiency ratio of 78.2%.  After factoring in loan sale gains, the Bank’s efficiency ratio improved to 87.0%.  Loan loss provisions had a more significant impact on the Peer Group’s earnings.  Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Bank’s pro forma core earnings will be less favorable than the Peer Group’s core earnings.  Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•                  Interest Rate Risk.  Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated a  greater degree of volatility was associated with the Bank’s net interest margin.  Other measures of interest rate risk, such as capital and IEA/IBL ratios were more favorable for the Peer Group, which were partially offset by the Bank’s lower level of non-interest earning assets.  On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that will be more comparable to the Peer Group ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets.  On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•                  Credit Risk.  Loan loss provisions were a larger factor in the Peer Group’s earnings (0.24% of average assets versus 0.02% of average assets for the Bank).  In terms of future exposure to credit quality related losses, the Bank maintained a slightly higher concentration of assets in loans, while lending diversification into higher risk types of loans was more significant for the Peer Group.  Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Bank, while the Peer Group maintained higher loss reserves as a percent of loans.  Overall, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•                  Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential.  First, the Bank maintained a slightly more favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Bank.  At the same time, the Bank’s more favorable interest rate spread was viewed to be somewhat neutralized by the comparatively higher level of cash and cash equivalents maintained on its balance sheet.  Second, the infusion of stock proceeds will provide the Bank with similar earning growth potential through leverage as currently maintained by the Peer Group.  Third, the Bank’s higher ratio of non-interest operating income and the Peer Group’s lower

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

operating expense ratio were viewed as respective advantages for the Bank and the Peer Group to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates.  Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•                  Return on Equity.  Currently, the Bank’s ROE is higher than the Peer Group’s ROE. However, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, the Bank’s pro forma return on equity will likely be more consistent with the Peer Group’s return on equity ratio. Accordingly, this was a neutral factor in the adjustment for profitability, growth and viability of earnings.

On balance, Meetinghouse Bank’s pro forma earnings strength was considered to be similar to the Peer Group’s current earnings and, thus, no adjustment was applied for profitability, growth and viability of earnings.

3.         Asset Growth

The Bank recorded asset growth of 5.3%, versus a 2.1% increase in assets recorded by the Peer Group.  An increase in cash and cash equivalents accounted for most of the Bank’s asset growth, which was partially offset by decreases in loans and investments.  Asset growth for the Peer Group consisted of cash and investments, which was partially offset by a decrease in loans.  On a pro forma basis, the Bank’s tangible equity-to-assets ratio will be more comparable to the Peer Group’s tangible equity-to-assets ratio, indicating comparable leverage capacity for the Bank.  On balance, no adjustment was applied for asset growth.

4.         Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Meetinghouse Bank serves the Boston metropolitan area through its sole office location in Dorchester. Operating in a relatively slow growing densely populated market area provides the Bank with growth opportunities, but such growth must be achieved in a highly competitive market environment.  The Bank competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Meetinghouse Bank.  The competitiveness of the market area is highlighted by the Bank’s very low market share of deposits in Suffolk County.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

The Peer Group companies generally operate in markets with similarly sized populations as Suffolk County.  Population growth for the primary market area counties served by the Peer Group companies reflected a wide range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were in general less than Suffolk County’s historical and projected population growth rates.  Suffolk County’s per capita income was fairly consistent with Peer Group’s per capita income measure; although, the Peer Group’s primary market area counties were relatively more affluent markets within their respective states compared to Suffolk County which had a lower per capita income compared to Massachusetts’ per capita income.  The average and median deposit market shares maintained by the Peer Group companies were well above the Bank’s nominal market share of deposits in Suffolk County.  Overall, the degree of competition faced by the Peer Group companies was viewed to be similar as faced by the Bank, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be not quite as strong as the growth potential for the Bank’s primary market area.  Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-5.  As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was slightly above the unemployment rate reflected for Suffolk County.  On balance, we concluded that a slight upward adjustment was appropriate for the Bank’s market area.

Table 4.1
Market Area Unemployment Rates
Meetinghouse Bank and the Peer Group Companies(1)

		December 2011
	County	Unemployment

Meetinghouse Bank - MA	Suffolk	6.2%

Peer Group Average		7.2%

Alliance Bancorp, Inc. – PA	Delaware	7.2%
Chicopee Bancorp, Inc. – MA	Hampden	8.2
FedFirst Financial Corp. – PA	Westmoreland	6.8
Hampden Bancorp, Inc. – MA	Hampden	8.2
Mayflower Bancorp, Inc. – MA	Plymouth	6.9
Newport Bancorp, Inc. - RI	Newport	10.8
OBA Financial Services, Inc. – MD	Montgomery	4.8
Peoples Federal Bancshares, Inc. – MA	Suffolk	6.2

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

Table 4.1 (continued)
Market Area Unemployment Rates
Meetinghouse Bank and the Peer Group Companies(1)

		December 2011
	County	Unemployment

Standard Financial Corp. - PA	Allegheny	6.2
WVS Financial Corp. – PA	Allegheny	6.2

(1)  Unemployment rates are not seasonally adjusted.

Source:  U.S. Bureau of Labor Statistics.

5.         Dividends

At this time the Bank has not established a dividend policy.  Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Six out of the eleven Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.86% to 3.02%.  The average dividend yield on the stocks of the Peer Group institutions equaled 0.99% as of February 17, 2012.  As of February 17, 2012, approximately 65% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.72%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization.  On balance, we concluded that no adjustment was warranted for this factor.

6.         Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All eleven of the Peer Group members trade on the NASDAQ.  Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

there will be in a particular stock.  The market capitalization of the Peer Group companies ranged from $16.4 million to $107.4 million as of February 17, 2012, with average and median market values of $56.3 million and $57.3 million, respectively.  The shares issued and outstanding of the Peer Group companies ranged from 2.1 million to 6.8 million, with average and median shares outstanding of 4.2 million and 3.9 million, respectively.  The Bank’s stock offering is expected to have a pro forma market value and shares outstanding that will be well below the Peer Group’s averages and medians indicated for market value and shares outstanding, as well as below the bottom of the range of market values and shares outstanding indicated for the Peer Group companies.  It is anticipated that the Bank’s stock will be quoted on the OTC Bulletin Board following the stock offering, which generally suggests lower liquidity compared to a stock listed on NASDAQ or an exchange.  Overall, we anticipate that the Bank’s public stock will have a less liquid trading market compared to the stocks of the  Peer Group companies and, therefore, concluded a moderate downward adjustment was necessary for this factor.

7.         Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Meetinghouse Bank:  (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history;  and (3) the acquisition market for thrift franchises in Massachusetts.  All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

A.         The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays historical stock price indices for thrifts only.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters.  The rally in the broader stock market continued at the start of the third quarter of 2011, as the Dow Jones Industrial Average (“DJIA”) approached a new high for 2011 amid indications the U.S. economy may be regaining momentum following a surprising jump in June manufacturing activity.  Stocks reversed course following the disappointing employment report for June, which raised fresh doubts about the strength of the U.S. economy.  Deepening concerns about the euro-zone debt crisis and the fiscal and economic woes of the U.S. further depressed stocks heading into mid-July.  Volatility was evident in the broader stock market heading into the second half of July, as investors weighed generally favorable second earnings reports against threatened debt defaults in the U.S. and Europe.  Stocks closed out July posting their biggest weekly drop in over a year on continuing debt-ceiling worries.  Signs of a weakening global economy accelerated the sell-off in the broader stock market at the beginning of August.  The downgrade of the U.S.’s credit rating sparked a global selloff on August 8th, pushing the DJIA to its sharpest one-day decline since the financial crisis in 2008.  Stocks rebounded the following day on hopes that the Federal Reserve would take some action to avert a meltdown in the financial markets.  Significant volatility continued to prevail in the stock market throughout the week, with the DJIA swinging higher or lower by over 400 points for four consecutive trading days.  Stocks concluded the volatile week closing higher, which was supported by a favorable report for July retail sales.  Volatility continued to prevail in the broader stock market through the second half of August 2011, reflecting uncertainty related to the European debt crisis, the U.S. economy and the possibility of the Federal Reserve taking further action to help boost the economy.  A dismal employment report for August pulled stocks lower in early-September, as no jobs were added in August and the unemployment rate remained at 9.1%.  Stocks rallied on news of a shakeup in Bank of America’s top management, which was followed by a sharp downturn attributed to rising fears about Europe’s debt crisis following the resignation of the top German official at the European Central Bank.  Doubts about President Obama’s stimulus proposal to revive the U.S. economy factored into the negative investor sentiment as well.  Stocks rebounded in mid-September, as an agreement for central banks to provide liquidity to the European banking system boosted investor confidence.  Following the Federal Reserve’s gloomy assessment of the economy at the conclusion of its two-day meeting, stocks tumbled heading into the end of the third quarter.  Bank stocks were particularly weak, based on concerns that the Federal Reserve’s plans to reduce long-term yields would result in tighter spreads for financial

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

institutions.  Market volatility was particularly evident at the close of the third quarter, reflecting investor uncertainty about the European-sovereign debt crisis, a U.S. economy showing signs of falling back into a recession and signs that China’s economy was slowing down.  Overall, the DJIA was down 12% in the third quarter, which was its largest percentage decline since the first quarter of 2009.

At the start of the fourth quarter of 2011, day-to-day fluctuations in the broader stock market continued to be dominated by news regarding Europe’s sovereign-debt problems.  The S&P 500-stock index briefly moved into bear-market territory on fears of a European debt default, which was followed by a strong rebound after the leaders of France and Germany promised to strengthen European banks.  A positive report on September U.S retail sales and more signs of progress in Europe’s sovereign-debt crisis helped to push the DJIA into positive territory in mid-October.  Mixed third quarter earnings reports and ongoing euro-zone concerns provided for more volatility in the broader stock market through the end of October.  Overall, the DJIA was up 9.5% for October, which was its best one-month performance in nine years.  The broader stock market continued to perform unevenly throughout November, as investors reacted to ongoing developments concerning Europe’s sovereign debt and mixed economic data.  Notably, the DJIA turned in its worst Thanksgiving week performance since the market began observing the holiday, as Europe’s debt problems and lackluster economic data weighed on the broader stock market.  Comparatively, stocks rallied strongly to close out November and into early-December, which was supported by news that major central banks agreed to act together to make it less costly for European banks to borrow U.S. dollars and a better-than-expected U.S. employment report for November.  Stocks traded unevenly heading into mid-December, as investors reacted to the latest developments concerning Europe’s ability to tackle its debt crisis.  Encouraging news coming out of Europe and  some reports showing a pick-up in U.S. economic activity supported a positive trend in the broader stock  market to close out 2011.  For all of 2011, the DJIA ended 2011 with a gain of 5.5% and the NASDAQ Composite was down 1.8% for the year.  Over the course of 2011, the S&P 500 had been up as much as 8.4% in late-April and down nearly 13% in early-October.  For all of 2011, the S&P 500 was essentially unchanged.

More signs of an improving U.S. economy sustained a generally positive trend in the broader stock market at the start of 2012.  Major stock indexes moved to six-month highs in mid-January, as investors responded to encouraging jobs data and solid fourth quarter earnings posted by some large banks.  Disappointing economic data, including weaker than expected

RP® Financial, LC.	VALUATION ANALYSIS
V.12

new home sales in December and fourth quarter GDP growth falling short of expectations, contributed to the DJIA posting its first weekly loss of 2012 in late-January.  Notwithstanding the downward trend in late-January, gains in the major stock indexes for January were the largest in fifteen years.  A strong jobs report for January helped stocks regain some traction in early-February, with the DJIA moving to its highest close since May 2008.  The DJIA posted its sharpest one day decline for 2012 heading into mid-February, which was attributable to renewed fears of a Greek default and disappointing readings on the U.S. economy.  Signs of an accelerating U.S. economic recovery and indications of progress toward an agreement on a bailout for Greece propelled the DJIA to a 52-week high in mid-February.  On February 17, 2012, the DJIA closed at 12949.87, an increase of 4.5% from one year ago and an increase of 6.0% year-to-date, and the NASDAQ closed at 2951.78, an increase of 4.2% from one year ago and an increase of 13.3% year-to-date.  The Standard & Poor’s 500 Index closed at 1361.23 on February 17, 2012, an increase of 1.4% from one year ago and an increase of 8.2% year-to-date.

The market for thrift stocks has been somewhat volatile as well in recent quarters, but in general underperformed the broader stock market.  The thrift sector paralleled trends in the boarder stock market at start of the third quarter of 2011, initially rallying on upbeat economic data showing an unexpected increase in June manufacturing activity followed by a pullback on the disappointing employment for June.  Second quarter earnings reports for thrifts were generally better compared to the year ago period, which along with U.S. debt worries, provided for a narrow trading range for thrift stocks through mid-July.  Thrift stocks followed the broader market lower in-late July, which was largely related to the ongoing debt stalemate in Washington.  Financial stocks plunged following the downgrade of the U.S.’s credit rating, as fears about the health of the U.S. banking system returned to the market.  The volatility that prevailed in the broader stock market during the week that followed the downgrade of U.S. debt was particularly evident in the financial sector, with thrift stocks underperforming the broader stock market.  Notably, thrift stocks diverged from the broader stock market at the end of the week, as a weak reading for consumer sentiment pressured thrift stocks lower.  Consistent with the broader stock market, thrift stocks traded unevenly during the second half of August.   Following a late-August rebound, the weak employment numbers for August pushed thrift stocks lower in early-September.  Financial stocks led a one-day rally in the broader stock market on news of Bank of America’s changes to top management, which was followed by a selloff heading into mid-September on worries about the U.S. economy and the debt crisis in Europe.

RP® Financial, LC.	VALUATION ANALYSIS
V.13

Financial stocks were among the primary beneficiaries of a more optimistic outlook for the debt crisis in Europe, as bank and thrift stocks experienced a week-long rally in mid-September.  Comparatively, financial stocks led the market sharply lower going into final weeks of the third quarter, as investors responded to the Federal Reserve’s announcement of “Operation Twist”, a program intended to put downward pressure on longer-term interest rates and, thereby, increase an institution’s exposure to net interest margin compression.

Bank and thrift stocks led a sharp market downturn to start out the fourth quarter of 2011, as investors were unsettled when Greece’s government indicated that it would miss its deficit target in 2011.  Indications that European policymakers were moving forward with plans to stabilize Europe’s banks and resolve Europe’s debt crisis pushed bank and thrift stocks and the broader market higher heading into mid-October.  Thrift stocks underperformed the broader stock market in mid-October, as third quarter earnings reports for some of the nation’s largest banks showed decreases in revenues.  Shares of financial stocks rallied in late-October, as European leaders hashed out an eleventh hour agreement to address the fallout from Greece’s debt woes.  Volatility prevailed in bank and thrift stocks through most of November, which was largely tied to changes in sentiment over resolution of Europe’s sovereign debt problems.  Thrift stocks traded lower along with the broader stock market Thanksgiving week and more than recovered those losses the following week, as financial shares were the strongest gainers on news about a coordinated plan by major central banks to cut short-term borrowings rates and U.S. employment growth picked up speed in November.  Thrift stocks were largely trendless heading into mid-December, as investors reacted to generally positive economic data and the conclusion of the European summit.  A strong report on housing starts in November and Spain’s second successful debt auction boosted financials along with the broader stock market in late-December.  Thrift stocks closed out 2011 generally trending higher, as financials benefitted from economic reports showing a brightening picture for the U.S. economy.  For 2011 overall, the SNL Index for all publicly-traded thrifts showed a decline of 18.7%.

Some more encouraging news on the economy helped to sustain the advance in thrift stocks at the beginning of 2012.  Bank and thrift stocks did not keep pace with the broader stock market heading into the second half of January, as financials traded in a narrow range on mixed fourth quarter earnings reports coming out of the sector.  Financial stocks led the broader market lower in late-January, as investors focused on the standoff between Greece and its creditors and Goldman Sachs cut its rating on Bank of America.  The better-than-expected employment report for January boosted thrift stocks in early-February, which was followed by a

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

slight pullback on some profit taking and renewed concerns about the Greek bailout.  Bank and thrift stocks advanced in mid-February on increased optimism that Greece was close to getting approval of its bailout package.  On February 17, 2012, the SNL Index for all publicly-traded thrifts closed at 513.1, a decrease of 15.3% from one year ago and an increase of 6.6% year-to-date.

B.         The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, two standard conversions and one second-step conversion have been completed during the past three months.  The standard conversion offerings are considered to be more relevant for Meetinghouse Bank’s’ pro forma pricing.  The average closing pro forma price/tangible book ratio of the two recent standard conversion offerings equaled 53.8%.  On average, the two standard conversion offerings reflected price appreciation of 16.3% after the first week of trading.  As of February 17, 2012, the two recent standard conversion offerings reflected a 26.1% increase in price on average.

Shown in Table 4.3 are the current pricing ratios for the two fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange.  The current P/TB ratio of the fully-converted recent conversions equaled 74.35%, based on closing stock prices as of February 17, 2012.  Comparatively, the current P/TB ratio of West Indiana

RP® Financial, LC.	Valuation Analysis IV.15

Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed in Last 3 Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares
							Excluding Foundation					% of	Benefit Plans				Initial
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Excl. Fdn.	ESOP	Plans	Option	Dirs.	Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)

Standard Conversions
Wellesley Bancorp, Inc. - MA*(1)	1/26/12	WEBK-NASDAQ	$ 274	8.07%	1.00%	118%	$ 22.5	100%	94%	5.5%	C/S	$225K/6.5%	8.0%	4.0%	10.0%	11.1%	0.00%
West Indiana Bancshares, Inc. - IN*(1)	1/11/12	WEIN-OTC-BB	$ 225	7.94%	1.46%	76%	$ 13.6	100%	85%	9.2%	C/S	$125K/2.7%	8.0%	4.0%	10.0%	5.2%	0.00%

Averages - Standard Conversions:			$ 250	8.01%	1.23%	97%	$ 18.1	100%	89%	7.3%	N.A.	N.A.	8.0%	4.0%	10.0%	8.2%	0.00%
Medians - Standard Conversions:			$ 250	8.01%	1.23%	97%	$ 18.1	100%	89%	7.3%	N.A.	N.A.	8.0%	4.0%	10.0%	8.2%	0.00%

Second Step Conversions
Cheviot Financial Corp., - OH*	1/18/12	CHEV-NASDAQ	$ 601	12.02%	2.74%	0%	$ 37.4	62%	121%	6.7%	N.A.	N.A.	4.0%	4.0%	10.0%	1.9%	0.00%

Averages - Second Step Conversions:			$ 601	12.02%	2.74%	0%	$ 37.4	62%	121%	6.7%	N.A.	N.A.	4.0%	4.0%	10.0%	1.9%	0.00%
Medians - Second Step Conversions:			$ 601	12.02%	2.74%	0%	$ 37.4	62%	121%	6.7%	N.A.	N.A.	4.0%	4.0%	10.0%	1.9%	0.00%

Mutual Holding Companies(6)

Averages - All Conversions:			$ 425	10.01%	1.99%	49%	$ 27.7	81%	105%	7.0%	N.A.	N.A.	6.0%	4.0%	10.0%	5.0%	0.00%
Medians - All Conversions:			$ 425	10.01%	1.99%	49%	$ 27.7	81%	105%	7.0%	N.A.	N.A.	6.0%	4.0%	10.0%	5.0%	0.00%

Institutional Information			Pro Forma Data							Post-IPO Pricing Trends
			Pricing Ratios(3)(6)			Financial Charac.				Closing Price:
										First		After		After
	Conversion			Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chge	Week(4)	Chge	Month(5)	Chge	2/17/12	Chge
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
Wellesley Bancorp, Inc. - MA*(1)	1/26/12	WEBK-NASDAQ	58.7%	12.8x	8.2%	0.6%	14.0%	4.6%	$10.00	$12.00	20.0%	$12.10	21.0%	$12.67	26.7%	$12.67	26.7%
West Indiana Bancshares, Inc. - IN*(1)	1/11/12	WEIN-OTC-BB	48.9%	105.3x	5.9%	0.1%	12.1%	0.5%	$10.00	$11.26	12.6%	$11.15	11.5%	$12.00	20.0%	$12.55	25.5%

Averages - Standard Conversions:			53.8%	59.0x	7.1%	0.4%	13.1%	2.5%	$10.00	$11.63	16.3%	$11.63	16.3%	$12.34	23.4%	$12.61	26.1%
Medians - Standard Conversions:			53.8%	59.0x	7.1%	0.4%	13.1%	2.5%	$10.00	$11.63	16.3%	$11.63	16.3%	$12.34	23.4%	$12.61	26.1%

Second Step Conversions
Cheviot Financial Corp., - OH*	1/18/12	CHEV-NASDAQ	65.6%	23.74	9.6%	0.4%	14.9%	2.5%	$8.00	$8.25	3.1%	$8.21	2.6%	$8.28	3.5%	$8.28	3.5%

Averages - Second Step Conversions:			65.6%	23.7x	9.6%	0.4%	14.9%	2.5%	$8.00	$8.25	3.1%	$8.21	2.6%	$8.28	3.5%	$8.28	3.5%
Medians - Second Step Conversions:			65.6%	23.7x	9.6%	0.4%	14.9%	2.5%	$8.00	$8.25	3.1%	$8.21	2.6%	$8.28	3.5%	$8.28	3.5%

Mutual Holding Companies(6)

Averages - All Conversions:			59.7%	41.4x	8.3%	0.4%	14.0%	2.5%	$9.00	$9.94	9.7%	$9.92	9.4%	$10.31	13.4%	$10.45	14.8%
Medians - All Conversions:			59.7%	41.4x	8.3%	0.4%	14.0%	2.5%	$9.00	$9.94	9.7%	$9.92	9.4%	$10.31	13.4%	$10.45	14.8%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) Non-OTS regulated thrift.			(5) Latest price if offering is more than one week but less than one month old.								(9) Former credit union.
(2) As a percent of MHC offering for MHC transactions.			(6) Mutual holding company pro forma data on full conversion basis.
(3) Does not take into account the adoption of SOP 93-6.			(7) Simultaneously completed acquisition of another financial institution.
(4) Latest price if offering is less than one week old.			(8) Simultaneously converted to a commercial bank charter.								February 17, 2012

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IV.16

Table 4.3

Market Pricing Comparatives

Prices As of February 17, 2012

	Market		Per Share Data
	Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
	Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution	Share (1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies	$11.74	$278.12	$0.15	$13.84	19.60x	85.02%	10.69%	91.83%	19.60x	$0.22	1.76%	25.92%	$2,584	12.04%	11.41%	3.43%	0.22%	1.49%	0.13%	0.47%
Converted Last 3 Months (no MHC)	$12.67	$30.50	$0.78	$17.04	16.24x	74.35%	10.40%	74.35%	16.24x	$0.00	0.00%	0.00%	$293	13.99%	13.99%	1.40%	0.64%	NM	0.64%	NM

Converted Last 3 Months (no MHC)
CHEVD Cheviot Financial Corp. of OH (7)	$8.28	$62.90	$0.34	$13.70	24.35x	60.44%	9.95%	67.87%	24.35x	$0.56	6.76%	NM	$632	16.46%	14.65%	3.86%	0.41%	4.22%	0.41%	4.22%
WEBK Wellesley Bancorp, Inc. of MA	$12.67	$30.50	$0.78	$17.04	16.24x	74.35%	10.40%	74.35%	16.24x	$0.00	0.00%	0.00%	$293	13.99%	13.99%	1.40%	0.64%	NM	0.64%	NM

(1)  Average of High/Low or Bid/Ask price per share.

(2)  EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.

(3)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)  Indicated 12 month dividend, based on last quarterly dividend declared.

(5)  Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:       SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2012 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

Bancshares, which is a recent standard conversion quoted on the OTC Bulletin Board, equaled 61.4%.

C.        The Acquisition Market

Also considered in the valuation was the potential impact on Meetinghouse Bank’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Massachusetts.  As shown in Exhibit IV-4, there were nine Massachusetts thrift acquisitions completed from the beginning of 2009 through February 17, 2012, and there was one acquisition pending for a Massachusetts savings institution.  The recent acquisition activity involving Massachusetts savings institutions may imply a certain degree of acquisition speculation for the Bank’s stock.  To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence Meetinghouse Bank’s’ stock.  However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Meetinghouse Bank’s stock would tend to be less compared to the stocks of the Peer Group companies.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks.  Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.         Management

Meetinghouse Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations.  Exhibit IV-5 provides summary resumes of Meetinghouse Bank’s Board of Directors and senior management.  While the Bank does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Bank’s present

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IV.18

organizational structure.  Meetinghouse Bank currently does not have any executive management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.  Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.         Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, Meetinghouse Bank will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions.  Exhibit IV-6 reflects Meetinghouse Bank’s pro forma regulatory capital ratios.  On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	No Adjustment
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	Moderate Downward
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology originally promulgated by the OTS and adopted by the other federal regulatory agencies and state banking agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches –

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

all performed on a pro forma basis including the effects of the stock proceeds.  In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•                  P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock.  Given the similarities between the Bank’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation.  At the same time, since reported earnings may included certain non-recurring items, we also reviewed reported earnings for adjustments to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

•                  P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds.  RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches.  We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•                  P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares.  For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted.  However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of February 17, 2012, the pro forma market value of Meetinghouse Bank’s conversion stock was $5,000,000 at the midpoint, equal to 500,000 shares at $10.00 per share.

1.         Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base.  In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.  The Bank’s reported earnings equaled $214,000 for the twelve months ended December 31, 2011.  In deriving Meetinghouse Bank’s core earnings, the Bank’s reported earnings were viewed to be representative of its core earnings and, thus, no adjustments were made to reported earnings in deriving core earnings.  Exhibit IV-9 shows the adjustments applied to the Peer Group’s earnings for calculating their core earnings.

Based on the Bank’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples at the $5.0 million midpoint value both equaled 34.39 times, which provided for premiums of 57.97% and 49.00% relative to the Peer Group’s average reported and core P/E multiples of 21.77 times and 23.08 times, respectively (see Table 4.4).  In comparison to the Peer Group’s median reported and core earnings multiples which equaled 16.84 times and 18.49 times, respectively, the Bank’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 104.22% and 85.99%, respectively.  At the top of the super range, the Bank’s reported and core P/E multiples both equaled 53.11 times.  In comparison to the Peer Group’s average reported and core P/E multiples, the Bank’s P/E multiples at the top of the super range reflected premiums of 143.96% and 130.11%, respectively.  In comparison to the Peer Group’s median reported and core P/E multiples, the Bank’s P/E multiples at the top of the super range reflected premiums of 215.38% and 187.24%, respectively.

2.         Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value.  Based on the $5.0 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios both equaled 56.34%.  In

RP® Financial, LC.	Valuation Analysis
IV.21

Table 4.4

Public Market Pricing

Meetinghouse Bank and the Comparables

As of February 17, 2012

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio (5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Meetinghouse Bank
Superrange		$10.00	$6.61	$0.19	$15.56	53.11x	64.27%	8.97%	64.27%	53.11x	$0.00	0.00%	0.00%	$74	13.96%	13.96%	0.71%	0.17%	1.21%	0.17%	1.21%
Maximum		$10.00	$5.75	$0.24	$16.58	42.38x	60.31%	7.88%	60.31%	42.38x	$0.00	0.00%	0.00%	$73	13.07%	13.07%	0.72%	0.19%	1.42%	0.19%	1.42%
Midpoint		$10.00	$5.00	$0.29	$17.75	34.39x	56.34%	6.92%	56.34%	34.39x	$0.00	0.00%	0.00%	$72	12.27%	12.27%	0.72%	0.20%	1.64%	0.20%	1.64%
Minimum		$10.00	$4.25	$0.36	$19.32	27.40x	51.76%	5.93%	51.76%	27.40x	$0.00	0.00%	0.00%	$72	11.46%	11.46%	0.73%	0.22%	1.89%	0.22%	1.89%

All Non-MHC Public Companies (7)
Averages		$12.36	$307.80	$0.13	$14.92	19.16x	80.31%	9.89%	86.89%	19.54x	$0.22	1.72%	26.47%	$2,708	11.78%	11.16%	3.40%	0.19%	1.16%	0.09%	0.09%
Medians		$11.73	$68.14	$0.33	$14.18	16.95x	77.92%	9.04%	80.12%	17.54x	$0.16	1.29%	0.00%	$920	11.59%	10.80%	2.37%	0.44%	3.41%	0.34%	2.73%

All Non-MHC State of MA(7)
Averages		$16.96	$174.87	$0.86	$17.12	23.11x	95.01%	13.23%	101.97%	22.39x	$0.27	1.58%	26.72%	$1,227	11.41%	10.80%	1.40%	0.52%	4.42%	0.50%	4.36%
Medians		$13.53	$107.12	$0.43	$15.15	21.20x	90.11%	13.35%	93.27%	18.74x	$0.22	1.58%	17.64%	$623	14.37%	13.96%	1.15%	0.52%	3.15%	0.49%	3.32%

Comparable Group Averages
Averages		$12.74	$56.30	$0.40	$16.26	21.77x	78.65%	12.35%	79.76%	23.08x	$0.11	0.99%	17.84%	$431	15.60%	15.39%	1.57%	0.37%	2.69%	0.37%	2.57%
Medians		$13.44	$57.28	$0.36	$15.59	16.84x	76.81%	12.91%	79.08%	18.49x	$0.14	0.99%	9.48%	$446	16.32%	15.66%	1.16%	0.29%	2.10%	0.29%	2.05%

Comparable Group
ALLB	Alliance Bancorp, Inc. of PA	$11.35	$62.13	$0.21	$15.34	NM	73.99%	13.51%	73.99%	NM	$0.20	1.76%	NM	$460	18.25%	18.25%	3.71%	0.25%	1.63%	0.25%	1.63%
CBNK	Chicopee Bancorp, Inc. of MA	$14.39	$82.54	$0.18	$15.83	NM	90.90%	13.39%	90.90%	NM	$0.00	0.00%	0.00%	$616	14.73%	14.73%	1.15%	0.19%	1.20%	0.18%	1.13%
FFCO	FedFirst Financial Corp. of PA	$14.00	$41.86	$0.30	$19.96	NM	70.14%	12.23%	71.65%	NM	$0.12	0.86%	NM	$342	17.44%	17.14%	1.03%	0.14%	0.80%	0.26%	1.51%
HBNK	Hampden Bancorp, Inc. of MA	$12.38	$75.57	$0.22	$14.15	NM	87.49%	13.30%	87.49%	NM	$0.16	1.29%	64.00%	$568	15.20%	15.20%	2.98%	0.27%	1.67%	0.24%	1.47%
MFLR	Mayflower Bancorp, Inc. of MA	$7.95	$16.40	$0.43	$10.62	12.82x	74.86%	6.62%	74.86%	18.49x	$0.24	3.02%	38.71%	$248	8.84%	8.84%	0.37%	0.52%	5.97%	0.36%	4.14%
NFSB	Newport Bancorp, Inc. of RI	$12.88	$45.16	$0.41	$14.73	31.41x	87.44%	9.95%	87.44%	31.41x	$0.00	0.00%	0.00%	$454	11.38%	11.38%	0.42%	0.32%	2.83%	0.32%	2.83%
OBAF	OBA Financial Serv. Inc. of MD	$14.20	$59.80	$0.13	$18.03	NM	78.76%	15.65%	78.76%	NM	$0.00	0.00%	0.00%	$382	19.87%	19.87%	2.58%	0.13%	0.64%	0.15%	0.69%
PEOP	Peoples Fed. Bancshares Inc. of MA	$15.75	$107.37	$0.42	$16.80	36.63x	93.75%	19.43%	93.75%	37.50x	$0.00	0.00%	0.00%	$553	20.72%	20.72%	1.66%	0.54%	2.53%	0.53%	2.47%
STND	Standard Financial Corp. of PA	$16.00	$54.77	$0.92	$22.90	16.84x	69.87%	12.52%	79.40%	17.39x	$0.18	1.13%	18.95%	$437	17.93%	16.12%	1.17%	0.75%	4.23%	0.72%	4.09%
WVFC	WVS Financial Corp. of PA	$8.47	$17.43	$0.80	$14.28	11.14x	59.31%	6.88%	59.31%	10.59x	$0.16	1.89%	21.05%	$254	11.59%	11.59%	0.67%	0.64%	5.44%	0.67%	5.73%

(1)  Average of High/Low or Bid/Ask price per share.

(2)  EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.

(3)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)  Indicated 12 month dividend, based on last quarterly dividend declared.

(5)  Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2012 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

comparison to the average P/B and P/TB ratios for the Peer Group of 78.65% and 79.76%, the Bank’s ratios reflected a discount of 28.37% on a P/B basis and a discount of 29.36% on a P/TB basis.  In comparison to the Peer Group’s median P/B and P/TB ratios which equaled 76.81% and 79.08%, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected a discount of 26.65% on a P/B basis and a discount of 28.76% on a P/TB basis.  At the top of the super range, the Bank’s P/B and P/TB ratios both equaled 64.27%.  In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 18.28% and 19.42%, respectively.  In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected a discount of 16.33% on a P/B basis and a discount of 18.73% on a P/TB basis.  RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value.  The discounts reflected under the P/B approach were also supported by the premiums reflected in the Bank’s P/E multiples.

3.         Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  At the $5.0 million midpoint of the valuation range, the Bank’s value equaled 6.92% of pro forma assets.  Comparatively, the Peer Group companies exhibited an average P/A ratio of 12.35%, which implies a discount of 43.97% has been applied to the Bank’s pro forma P/A ratio.  In comparison to the Peer Group’s median P/A ratio of 12.91%, the Bank’s pro forma P/A ratio at the midpoint value reflects a discount of 46.40%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value.  Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).  As discussed previously, two standard conversion offerings were completed during the past three months.  In comparison

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

to the 53.80% average closing forma P/TB ratio of the two recent standard conversions, the Bank’s ratio of 56.34% at the midpoint value reflects an implied premium of 4.72%.  At the top of the super range, the Bank’s P/TB ratio of 64.27% reflects an implied premium of 19.46% relative to the recent standard conversions average P/TB ratio at closing.  The current P/TB ratio of the only recent standard conversion that is publicly-traded equaled 74.35%, based on closing stock prices as of February 17, 2012.  In comparison to the current P/TB ratio of the recent publicly-traded standard conversion, the Bank’s P/TB ratio at the midpoint value reflects an implied discount of 31.97% and at the top of the super range reflects an implied discount of 13.56%.  The implied discounts relative to the recent publicly-traded standard conversion takes into consideration that the Bank’s stock will be quoted on the OTC Bulletin Board rather than publicly-traded on the NASDAQ.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 17, 2012, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $5.0 million at the midpoint, equal to 500,000 shares offered at a per share value of $10.00.  Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $4,250,000 and a maximum value of $5,750,000.  Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 425,000 at the minimum and 575,000 at the maximum.  In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super range value of $6,612,500 without a resolicitation.  Based on the $10.00 per share offering price, the super range value would result in total shares outstanding of 661,250.  The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	VALUATION ANALYSIS

EXHIBITS

NUMERICAL EXHIBITS OMITTED IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THESE EXHIBITS ARE BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.